                                                         Exhibit 2.1

                                ACQUISITION AGREEMENT

     THIS ACQUISITION AGREEMENT (the "Agreement"), dated November 25, 1997, is by and among Raytheon Company, a Delaware corporation ("Raytheon"), Thornwood Trust, a Massachusetts Business Trust and wholly owned unit of Raytheon ("Seller"), and Fairchild Semiconductor Corporation, a Delaware corporation ("Buyer").

     WHEREAS, Raytheon Semiconductor, Inc., a Delaware corporation and wholly owned subsidiary of Seller (the "Company"), designs, manufactures and sells silicon semiconductor devices; and

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, 100% of the outstanding shares of common stock of the Company (the "Shares"), upon the terms and subject to the conditions set forth herein (the sale and purchase of stock of the Company, the "Stock Purchase");

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                      Article I.
                                 Certain Definitions

     As used herein, unless the context otherwise requires, the following terms (or any variant in the form thereof) have the following respective meanings. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided herein shall have such meanings when used in the Schedules hereto and each collateral document and certificate executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto.

     "Action" means any litigation or legal or other action, arbitration, counterclaim, investigation, proceeding, request for material information by or pursuant to the order of any Governmental Authority, or suit at law or in arbitration, equity or admiralty commenced by any Person.

     "Adverse"or "Adversely" when used in conjunction with "Affect," "Change" or "Effect" shall mean, with respect to the Company or Buyer, whichever is the obligor in the context to which such term applies, any related events, conditions or circumstances which individually or in the aggregate could reasonably be expected to (a) adversely affect the enforceability of this Agreement by the obligee or (b) adversely affect the assets, liabilities, properties, financial condition or results of operation of the Company or Buyer, whichever is the obligor in the context to which such term applies or (c) impair the obligor's ability to fulfill its obligations under the terms of this Agreement or (d) adversely affect the aggregate rights and remedies of the obligee under this Agreement; and, with respect to clauses (a)-(d), unless otherwise specifically set forth, in a material respect or manner or to a material degree. "Materiality" as used in this definition, unless specifically stated to the contrary, shall be determined (i) without regard to the fact that various provisions of this Agreement set forth specific dollar amounts or the basis for calculating such amounts.

     "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

     "Assets" means, other than Excluded Assets, (i) all of the tangible personal property owned by Raytheon and located within the premises of the Mountain View Facility or the San Diego Facility and (ii) all of the other assets, property and rights owned by Raytheon and employed for the purpose of conducting the Semiconductor Division Business, whether characterized as tangible or intangible, real, personal or mixed, fixed, contingent or otherwise, wherever such may be located, in both cases consisting of:

     (a) real property interests (including leases), land, plants, buildings, improvements and accessories set forth on Schedule I hereto;

     (b) machinery, equipment, vehicles, furniture and fixtures, leasehold improvements, supplies, repair parts, tools, plant, laboratory and office equipment and other tangible personal property, together with any rights or claims arising out of the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof;

     (c) inventories, including raw materials, work-in-process and finished goods ;

     (d) cash, notes, loans and accounts receivable (whether current or not current), interests as beneficiary under letters of credit, advances and performance and surety bonds;

     (e) financial, accounting and operating data and records, including books, records, electronic data, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, reference catalogs, payroll and personnel records and other similar information;

     (f)  Company IP;

     (g)  Contracts;

     (h)  prepaid expenses, deposits and retentions held by third parties;

     (i) claims, causes of action, choses in action, rights of recovery, rights of set-off and rights of subrogation to the extent that such items arise out of the other properties included in the Assets;

     (j) Licenses, including the License between Raytheon and the Company identified in Schedule 3.5(b) and the immunities granted to the Company pursuant to Section 5.9 hereof; and

     (k) good will and going concern value of the Semiconductor Division other than that attributable to Raytheon or any of its Affiliates (other than the Company) or Raytheon's ownership, management and control of the Semiconductor Division Business and other than that attributable to Raytheon Trademarks and trade names.

     "Assumed Liabilities" means, other than Retained Liabilities, any and all of the debts, losses, liabilities, claims, damages and obligations, whether due or to become due, whether accrued, contingent or otherwise incurred by or relating to the Semiconductor Division or the Company on or prior to the Closing Date in the ordinary course of business, including (i) those reflected, reserved against or disclosed on the Closing Balance Sheet, arising out of Contracts not fully performed as of the Closing Date, or attributable to the receipt, processing and return of products in connection with customer returns or credits, (ii) those expressly designated an Assumed Liability on any Schedule hereto, (iii) liabilities arising under the WARN Act in conjunction with the termination of any Buyer Employees, (iv) the liabilities expressly assumed by Buyer pursuant to the provisions hereof, (v) those patent infringement liabilities identified on Schedule 3.5(d) as Assumed Liabilities and (vi) any liabilities or obligations of Buyer described in Section 4.2 hereof or for any other professional, financial advisory or consulting fees and expenses incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the transactions contemplated hereby, including without limitation, the fees, expenses and disbursements of Buyer's counsel and accountants.

     "Balance Sheet" means the audited balance sheet of the Semiconductor Division Business as of December 31, 1996, including the notes thereto.

     "Buyer Employees" shall have the meaning given in Section 6.1(a) hereof.

     "Cash" means cash, time deposits, certificates of deposit and other cash equivalents, excluding customer deposits and restricted cash.

     "Closing" means the consummation of the transactions contemplated by
Section 2.1 hereof.

     "Closing Date" means the later of (i) the third business day after expiration or termination of all waiting periods prescribed under the HSR Act, and (ii) the date on which the conditions set forth in Articles IX and X shall be satisfied or duly waived; provided, however, that if Seller and Buyer mutually agree on a different date, the Closing Date shall be the date upon which they have mutually agreed.

     "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto.

     "Company IP" shall have the same meaning as is set forth in the Intellectual Property Assignment and License Agreement attached hereto as
Exhibit 5.14.

     "Company Products" shall mean a silicon semiconductor device or packaging which was (a) offered for sale by the Semiconductor Division in connection with the Semiconductor Division Business; (b) in design or development by the Semiconductor Division Business as of Closing and which design or development results in first silicon for production within nine months after the Closing Date; or (c) derived from a semiconductor device or packaging identified in clause (a) or (b) above.

     "Contract" means any written note, bond, mortgage, indenture, lease, contract, instrument, license, agreement, sales order, purchase order, open bid or other obligation or commitment and all rights therein.

     "Copyrights" means all copyrighted works of any country, whether registered or unregistered, applications for copyright registrations and application specific software (e.g., net lists).

     "Entity" means any Person other than a natural Person.

     "Environmental Laws" means all federal, state, local and foreign Laws relating to pollution or protection of the environment, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., and all analogous foreign, state and local Laws.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excluded Assets" means (i) all manner of use of Raytheon's and Seller's name (except as provided in Section 5.7 hereof) and the names of its Affiliates, (ii) all Raytheon owned Intellectual Property except Company IP and Raytheon Licensed IP to the extent the Company shall have the right to use thereof pursuant to the License granted to the Company pursuant to the Intellectual Property Assignment and License Agreement attached hereto as
Exhibit 5.14 and identified in Schedule 3.5(b), (iii) Cash, rights against any Person in connection with any Mountain View Environmental Liabilities, the assets of any of Raytheon's employee benefit plans and the rights accruing to Raytheon and Seller under this Agreement, (iv) the Mountain View Easement, (v) all assets, property and rights (such as telephone system software and other similar assets) used by Raytheon to provide administrative support and similar services to the Semiconductor Division or the Company (except for such rights as are granted to the Company pursuant to a transition services agreement substantially in the form of Exhibit 5.15 hereto), (vi) all Contracts fully performed prior to the Closing Date, and (vii) all assets, property and rights not currently or previously used in connection with the Semiconductor Division Business; provided, however, that any property that is referred to in clauses (i) - (vii) above that is reflected or disclosed on the Closing Balance Sheet shall be classified as an Asset and not an Excluded Asset.

     "Governmental Authorization" mean any approval, concession, consent, franchise, license, permit, plan, registration or other authorization of any Governmental Authority.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any federal, state, local or foreign Entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission, or instrumentality of the United States, any State of the United States or political subdivision thereof, and any tribunal or arbitral authority of competent jurisdiction, and any self-regulatory organization.

     "Hazardous Substance" means (a) any substance that is defined as a "hazardous waste," "hazardous material," "hazardous substance", "toxic substance" or similar term under any Environmental Law or (b) petroleum.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Intellectual Property" means Patents, Invention Disclosures, Trademarks, Mask Works, Copyrights and Know-How.

     "Invention Disclosures" means unfiled invention disclosures.

     "Know-How" means know-how, technology, processes, methods, manufacturing procedures, trade secrets, technical information, information related to packaging designs, product designs and products in development, information related to software source code, documentation therefor, notebooks and drawings, and information contained in Invention Disclosures and pending applications that are not Patents.

     "knowledge" (including the term "to the knowledge of") means, with respect to (i) the Company or Seller, the actual knowledge of the president, any vice president or the chief financial officer of the Company and the Persons named on
Schedule II hereto and (ii) any other Entity, the actual knowledge of the executive officers of such Entity, in case of either clause (i) or (ii), after reasonable investigation (other than with respect to environmental matters and intellectual property matters, as to which no separate investigation beyond normal inquiry of employees has been made).

     "Laws" means statutes, regulations, ordinances, rules and other laws promulgated by a Governmental Authority.

     "Licenses" means permits, registrations, approvals, franchises or other authorizations including without limitation authorizations with respect to patents, patent applications, trademarks, service marks, trade names, copyrights, computer software programs, technology, trade secrets and know-how, and means, when used as a verb, the act of granting a License.

     "Lien" means an adverse claim, restriction on voting or transfer or pledge, lien, mortgage, hypothecation, collateral assignment, charge, encumbrance, easement, covenant, restriction, title defect, encroachment or security interest of any kind.

     "Mask Works" means all mask works of any country, whether registered or unregistered and applications for mask work registration.

     "Mountain View Easement" shall mean that easement on the Mountain View Facility retained by Raytheon in the deed transferring the Mountain View Facility from Raytheon to the Company.

     "Mountain View Environmental Liabilities" shall have the meaning set forth in Section 8.1(a) hereof.

     "Mountain View Facility" means the land, building and improvements constituting facilities located at 350 Ellis Street, Mountain View, California as detailed in Schedule I hereto.

     "Net Worth" means, with respect to the Company, as at any date at which the amount thereof shall be determined, the difference between assets and liabilities, as calculated in accordance with the procedures set forth in
Section 2.4 hereof.

     "Orders" means judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitrator or other tribunal) and whether imposed or entered by consent.

     "Patents" means United States and foreign patents, patent applications, and industrial design registrations, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and reexaminations of the foregoing).

     "Permitted Liens" means any Liens (i) for Taxes attributable to any taxable period beginning on or prior to the Closing Date and not yet due or payable or being contested in good faith and for which appropriate reserves have been established on the Closing Balance Sheet (as defined in Section 2.4(b)), (ii) that are not material and constitute mechanics', carriers', workers' or like liens incurred in the ordinary course of business, or (iii) utility easements, encroachments and other imperfections in title that individually or in the aggregate do not Adversely Affect the use or value of the property.

     "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof and, for purposes of this Agreement, the Company.

     "Purchase Price" means One Hundred Twenty Million Dollars
($120,000,000), representing the aggregate consideration to be paid by Buyer pursuant hereto, before giving effect to any adjustments pursuant to Section
2.4 hereof.

     "Raytheon Licensed IP" means Intellectual Property owned by Raytheon which was used by the Company prior to the Closing in connection with the manufacture of silicon semiconductor devices and Licensed to the Company by Raytheon pursuant to the License identified in Section 5.14.

     "Remediation" means any investigation, clean-up or other response action in connection with the presence or Release of Hazardous Substances.

     "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

     "Retained Liabilities" means any and all of the debts, losses, liabilities, claims, damages and obligations, whether due or to become due, whether accrued, contingent or otherwise, incurred by or relating to the Semiconductor Division or the Company on or prior to the Closing Date other than in the ordinary course of business, including:

          (i) the Mountain View Environmental Liabilities (as defined in Section 8.1(a) hereof),

          (ii) contingent liabilities not disclosed in any Schedule hereto or in the Target Balance Sheet;

          (iii) all liabilities and obligations arising out of, resulting from or relating to claims, whether founded upon negligence, strict liability in tort or other similar legal theory, seeking compensation or recovery for or relating to injury to person or damage to property arising out of the conduct of the Semiconductor Division Business;

          (iv) product warranty claims other than for repair or replacement of or credit for, or pursuant to other express warranty provided customers with respect to, products sold by the Semiconductor Division or the Company;

          (v) liabilities with respect to Excluded Assets;

          (vi) the liabilities expressly retained by Raytheon pursuant to the provisions hereof or expressly designated as Retained Liabilities on any other Schedule hereto;

          (vii) any intercompany loans account;

          (viii) those patent infringement liabilities identified on Schedule 3.5(d) as Retained Liabilities ;

          (ix) any liabilities or obligations relating to "stay on" payments;
and

          (x) any liabilities or obligations of Seller or Raytheon described in
Section 3.13 hereof or for any other professional, financial advisory or consulting fees and expenses incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the transactions contemplated hereby, including without limitation, the fees, expenses and disbursements of Raytheon's or the Company's counsel and accountants (including accountants' fees, expenses and disbursements in connection with the preparation of the Financial Statements).

     "San Diego Facility" means the land, building and improvements constituting the leased facilities located at 5580 Morehouse Drive, San Diego, California as detailed in Schedule I hereto.

     "Schedule" means any Schedule hereto.

     "Semiconductor Division" means the business unit of Raytheon that is the predecessor to the Company .

     "Semiconductor Division Business" means the silicon semiconductor business and operations engaged in by the Company or the Semiconductor Division, as the case may be, at any time during the period from January 1, 1995 until the Closing Date.

     "Third-Party Claim" means any Action by or before any Governmental Authority asserted by a Person other than any party hereto or their respective Affiliates which gives rise to a right of indemnification hereunder.

     "Third-Party Licensed IP" means the Intellectual Property which has been previously licensed to Raytheon by third parties in connection with the design, development, manufacture or sale of silicon semiconductor devices by the Semiconductor Division or the Company pursuant to license agreements which are in force as of the Closing Date and which are to be transferred to the Company pursuant to Section 3.5(c); provided, however, that Third-Party Licensed IP does not include commercial off-the-shelf software which is used by Raytheon pursuant to company-wide agreements.

     "Trademarks" means registered and unregistered trademarks, service marks, trade names, and applications for the foregoing.

                                     Article II.
                               Sale of Shares: Closing

     Section 2.1. Purchase and Sale. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, Buyer will purchase from Seller and Seller will sell and deliver to Buyer 2,500 Shares owned by Seller which constitute, and will constitute as of the Closing, one hundred percent (100%) of the issued and outstanding Shares.

     Section 2.2. Closing Documents. At the Closing:

     (a) Seller will deliver certificates for the Shares, with appropriate stock powers attached, properly signed, and shall execute and deliver to Buyer such instruments of transfer, duly prepared and executed in accordance with relevant law, as may be necessary to effect the transfer of the Shares to Buyer or such Person as Buyer may designate to hold such Shares;

     (b) Buyer shall pay by wire transfer the Purchase Price in immediately available funds to the account specified by Seller; and

     (c) Seller and Buyer shall deliver the certificates and other documents required to be delivered under Articles IX and X hereof (together, with the other documents specified in Sections 2.2(a) and 2.2(b) hereof, the "Closing Documents").

     Section 2.3. Time and Place of Closing. The Closing shall take place on the Closing Date at 10:00 A.M., Boston time, at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, or such other place or time as the parties may agree.

     Section 2.4. Purchase Price Adjustment. (a) Included as Schedule 2.4(i) hereto under the heading "Target" is an unaudited balance sheet of the Semiconductor Division Business at August 31, 1997 (the "Target Balance Sheet"), together with a statement of the accounting policies and methodologies on the basis of which the Target Balance Sheet was prepared (the "Accounting Policies"). The Target Balance Sheet is a balance sheet prepared by Raytheon on a basis consistent with the principles used to prepare the Balance Sheet, except as the Accounting Policies otherwise disclose.

     (b) Within 60 days following the Closing, Raytheon shall prepare a balance sheet of the Company as of the Closing Date (including the notes thereto, the "Closing Balance Sheet"). The Closing Balance Sheet shall fairly present the financial position of the Company and shall be prepared using the same accounting methods, policies, practices and procedures with consistent classifications, judgments, and valuation and estimation methodologies as used in the calculation of such items on the Target Balance Sheet except that reserves shall not be reduced for reasons other than in respect of cash payments since the date of the Target Balance Sheet provided, however, that as the result of the Company's disposal of approximately $2,000,000 gross book value of obsolete inventory between September 1, 1997 and the date hereof, the Company shall be permitted to reduce reserves specifically identified to such obsolete inventory by an amount not to exceed $2,000,000, but such reduction shall not be permitted unless the inventory reserves remaining on the Closing Balance Sheet shall include any additional reserves required because of additions to inventory subsequent to August 31, 1997. During the preparation of the Closing Balance Sheet and the period of any dispute within the contemplation of this Section 2.4, Buyer shall (i) provide Raytheon and Raytheon's authorized representatives with access as reasonably necessary to the books, records, facilities and employees of the Company, (ii) provide Raytheon within ten (10) business days after the Closing Date with normal month-end closing financial information for the period ending on the Closing Date and
(iii) cooperate fully with Raytheon and Raytheon's authorized representatives, including the provision on a timely basis of all information necessary or useful in preparing the Closing Balance Sheet. The Target Balance Sheet does not, and the Closing Balance Sheet will not, include any accrual for liabilities under any "stay on" plans.

     (c) Raytheon shall deliver a copy of the Closing Balance Sheet to Buyer promptly after it has been prepared. After receipt of the Closing Balance Sheet, Buyer shall have forty (40) days to review the Closing Balance Sheet, together with the work papers used in the preparation thereof. Buyer and its authorized representatives shall have full access to all relevant books and records and employees of Raytheon to the extent required to complete their review of the Closing Balance Sheet. Buyer may dispute only those items reflected on the Closing Balance Sheet which relate to Net Worth and only on the basis that such amounts were not arrived at in accordance with the application of the Accounting Policies or financial reporting consistent with those applied to the Target Balance Sheet, and using substantially the same accounting methods, policies, practices and procedures with consistent classifications, judgments, and valuation and estimation methodologies as used in the calculation of such items on the Target Balance Sheet. Unless Buyer delivers written notice to Raytheon on or prior to the 40th day after Buyer's receipt of the Closing Balance Sheet specifying in reasonable detail all disputed items and the basis therefor, Buyer shall be deemed to have accepted and agreed to the Closing Balance Sheet. If Buyer so notifies Raytheon of its objection to the Closing Balance Sheet, Buyer and Raytheon shall, within forty-five (45) days following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

     (d) All amounts remaining in dispute shall be submitted to a firm of nationally recognized independent public accountants (the "Neutral Auditor") selected by Raytheon and Buyer within ten (10) days after the expiration of the Resolution Period. If Raytheon and Buyer are unable to agree on the Neutral Auditor, then Buyer and Raytheon shall each have the right to request the American Arbitration Association to appoint the Neutral Auditor, which shall not have had a material relationship with Raytheon or Buyer within the past two years. Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne equally by Raytheon and Buyer. Using the Accounting Policies, the Neutral Auditor shall act as an arbitrator to determine, based solely on presentations by Raytheon and Buyer, and not by independent review, only those issues still in dispute. In no event may the Neutral Auditor consider any issues, amounts or matters not disputed within the forty-five-day period provided in Section 2.4(c) hereof. The Neutral Auditor's determination shall be made within thirty (30) days of their selection, shall be set forth in a written statement delivered to Raytheon and Buyer and shall be final, binding and conclusive. The term "Adjusted Closing Balance Sheet", as hereinafter used, shall mean the definitive Closing Balance Sheet agreed to by Buyer and Raytheon in accordance with Section 2.4(c) or the definitive Closing Balance Sheet resulting from the determinations made by the Neutral Auditor in accordance with this Section 2.4(d) (in addition to those items theretofore agreed to by Raytheon and Buyer).

     (e) The Purchase Price shall be (a) increased dollar for dollar to the extent Net Worth reflected in the Adjusted Closing Balance Sheet exceeds, or
(b) decreased dollar for dollar to the extent Net Worth reflected in the Adjusted Closing Balance Sheet is less than the Net Worth of the Company reflected in the Target Balance Sheet. Any adjustments to the Purchase Price made pursuant to this Section 2.4(e) shall be paid by wire transfer in immediately available funds to the account specified by the party to whom such payment is owed within five business days after the Adjusted Closing Balance Sheet is agreed to by Buyer and Raytheon or any remaining disputed items are ultimately determined by the Neutral Auditor.

     Section 2.5. Intercompany Account; Distributions. Immediately prior to the Closing, Seller will cause the Company to close out the intercompany loans account and distribute to Seller all Cash.

     Section 2.6. Nonassignable Contracts. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, contractual obligation, Governmental Authorization, lease, commitment, sales, service or purchase order, or any claim, right or benefit arising thereunder or resulting therefrom, if the Stock Purchase or the transfer of the Assets to the Company would be deemed an attempted assignment thereof without the required consent of a third party thereto and would constitute a breach thereof or in any way affect the rights of Raytheon, Seller, Buyer or the Company thereunder. If such consent is not obtained, or if the transfer of the Assets to the Company or consummation of the Stock Purchase would affect the rights of the Company thereunder so that Buyer would not in fact receive the benefit of all such rights, Raytheon shall cooperate with Buyer in any arrangement designed to provide for the benefits thereof to the Company, including subcontracting, sublicensing or subleasing to the Company or enforcement for the benefit of Buyer of any and all rights of the Company against a third party thereto arising out of the breach or cancellation by such third party or otherwise; and any assumption by Buyer or the Company of obligations thereunder whether by operation of Law in connection with the Stock Purchase or in connection with the transfer of the Assets to the Company which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

                                     Article III.
                Representations and Warranties of Raytheon and Seller

     Raytheon and Seller hereby jointly and severally represent and warrant to Buyer as follows:

     Section 3.1. Incorporation; Authorization; Capitalization; Etc. (a) Seller is a Massachusetts business trust in good standing under the laws of the Commonwealth of Massachusetts. Raytheon is a corporation in good standing under the laws of the State of Delaware. Each of Raytheon, Seller and the Company is duly organized and validly existing in the jurisdiction of its organization or incorporation and is in good standing and qualified (with all requisite power and authority) to transact business in each jurisdiction in which the nature of property owned or leased by it in the conduct of the Semiconductor Division Business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business, would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Company.

     (b) Seller has all requisite power and authority to own the Shares, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Raytheon has all requisite corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Company has and, prior to the formation of the Company, Raytheon had all requisite power and authority to own the Assets and to carry on the Semiconductor Division Business as it is now being conducted.
 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Raytheon and Seller. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of Raytheon's, Seller's or the Company's certificate of incorporation, declaration of trust or bylaws, as the case may be, (ii) except as disclosed in Schedule 3.1(b) hereto, violate or conflict with any provision of, or be an event that is (or with the passage of time will result in) a violation of or conflict with, or result in the acceleration of or entitle any Person to accelerate or cancel (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon any of the Shares or any of the Assets, pursuant to any Contract or Order to which Raytheon, Seller or the Company is a party or by which any of them is bound or (iii) except as listed on Schedule 3.1(b), violate or conflict with any other material restriction of any kind or character to which Raytheon, Seller or the Company is subject, that, in the case of clauses (ii) or (iii), would, individually or in the aggregate, reasonably be expected to Adversely Affect the Company. This Agreement has been duly executed and delivered by Raytheon and Seller and, assuming the due execution hereof by Buyer, this Agreement constitutes the legal, valid and binding obligation of Raytheon and Seller, enforceable against each in accordance with its terms.

     (c) At the Closing, Seller will deliver to Buyer good title to the Shares free and clear of all Liens, including preemptive rights.

     (d) The authorized capital stock of the Company consists of 2,500 Shares, all of which are validly issued, outstanding, fully paid and nonassessable and owned by Seller. There are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of any shares of capital stock of any class of, or other equity interests in, the Company which have been issued, granted, or entered into by Seller.

      Section 3.2. Financial Statements. Attached hereto as Schedule 3.2 are true and complete copies of the following: (i) an unaudited balance sheet of the Semiconductor Division, as of December 31, 1995 and the related unaudited statements of income and cash flows, including the notes thereto, (ii) the Balance Sheet and the related audited statements of income and cash flow and
(iii) an income statement of the Semiconductor Division showing the results of operations of the Semiconductor Division for the period January 1, 1997 through September 30, 1997 (collectively, the "Financial Statements").
Except as set forth in Schedule 3.2 (subject, in the case of interim financial statements, to normal recurring, year-end adjustments and the absence of notes) as of the respective dates thereof the Financial Statements fairly present in all material respects the financial position and results of operations of the Semiconductor Division in accordance with the Accounting Policies in the case of clauses (i) and (iii) and in accordance with United States generally accepted accounting principles in the case of clause (ii).

      Section 3.3. Undisclosed Liabilities. Except for the Assumed Liabilities, the Company has no liabilities or obligations that would reasonably be expected to have an Adverse Effect on the Company.

      Section 3.4. Properties; Sufficiency of Assets. (a) With the exception of properties disposed of in the ordinary course of business since the date of the Target Balance Sheet, the Company has (or will have prior to the Closing Date) good title to, or holds (or will hold) by valid and existing lease or License, all real and tangible personal property constituting Assets, free and clear of all Liens except, in the case of real property only, Permitted Liens.

      (b) Except for (i) the Excluded Assets, (ii) assets disposed of by Raytheon prior to the date of the Target Balance Sheet, (iii) assets disposed of in the ordinary course of business since the date of the Target Balance Sheet and (iv) Intellectual Property constituting Assets, the Assets constitute or will constitute as of the Closing Date all of the assets used for the purpose of conducting the Semiconductor Division Business. The Company has not conducted and does not conduct any operations other than with respect to the Semiconductor Division Business.

      (c) The Assets do not include any ownership interest in a corporation or partnership (or other entity treated as a corporation or partnership for U.S. income tax purposes) or in any debt or equity security of any other person or entity.

      (d) The Assets have been or are currently in use in connection with the Semiconductor Division Business.

      Section 3.5.  Intellectual Property.

     (a) Schedule 3.5(a) hereto contains a complete and correct list (subject to Section 3.5(f)), as of the date hereof, of all Patents, registrations of Trademarks, registrations of Copyrights and registrations of Mask Works and applications for any of the foregoing owned by the Company, which in each case are included among the Company IP, specifying as to each item, as applicable, (i) the jurisdiction in which the item is issued or registered, including the respective issuance or registration number and (ii) the filing date and, in the case of issued patents, the expiration date. All such Patents, registrations of Copyrights and registrations of Mask Works included in Schedule 3.5(a) hereto are in full force, all maintenance fees thereon due prior to thirty (30) days after the Closing Date have been paid or will be paid by the Closing Date, and to Raytheon's, Seller's or the Company's knowledge, as of the date hereof, are not subject to any cancellation or reexamination proceeding or any other actual or threatened proceeding challenging their scope or validity.

     (b) Schedule 3.5(b) hereto contains a complete and correct list as of the date hereof (subject to Section 3.5(g)), of all Patents, registrations of Copyrights and registrations of Mask Works and applications for any of the foregoing, which are Licensed by Raytheon to the Company, specifying as to each item, as applicable, (i) the jurisdiction in which the item is issued or registered, including the respective issuance or registration number and (ii) the filing date and, in the case of issued patents, the expiration date.

     (c) Schedule 3.5(c) contains a complete and correct list as of the date hereof (subject to Section 3.5(h)), of all Licenses to Third-Party Licensed IP, exclusive of software Licenses used in the ordinary course of business, which Licenses are, subject to the consent of the respective licensor, to be transferred to the Company prior to Closing.

     (d) Except as otherwise disclosed on Schedule 3.5(d) hereto, (i) the Company is the owner of all right, title and interest in, and has the right to bring actions for the infringement of all Company IP free and clear of all Liens, and (ii) to Raytheon's, Seller's or the Company's knowledge, no notice of actual, potential or alleged infringement has been received by them as of the date hereof, nor to their knowledge do any actual, potential or alleged claims of infringement of the Intellectual Property rights of any third parties exist based upon the current or past use by the Company of the Company IP, Raytheon Licensed IP or the Third-Party Licensed IP, in each case in connection with the Semiconductor Division Business. None of the Company, Seller, or Raytheon has made any current claim that a third party has violated or infringed any of the Company IP, or with respect to the operations of the Semiconductor Division Business, the Raytheon Licensed IP.

     (e) Except for commercial, off-the-shelf software which is used by Raytheon pursuant to company wide license agreements and company wide support Intellectual Property, and except as set forth in Section 5.7, there is no other Intellectual Property which either is owned by Raytheon and used by the Semiconductor Division Business in the manufacture, design and development of silicon semiconductor devices, or which is licensed to Raytheon in connection with the manufacture, design and development of silicon semiconductor devices other than Company IP, Raytheon Licensed IP and Third Party Licensed IP, provided that Buyer acknowledges the possibility that certain Intellectual Property may have been omitted from Schedules 3.5(a)-(c), which omissions will be remedied in accordance with Sections 3.5(f)-(h).

     (f) To the extent that there is any Intellectual Property owned by Raytheon which prior to the Closing Date was used exclusively by the Semiconductor Division in the conduct of its business for the manufacture, design, development and sale of silicon semiconductor devices which was omitted from the Intellectual Property assigned to the Company pursuant to the Intellectual Property Assignment and License Agreement described in
Section 5.14, and Raytheon becomes aware of that omission within two years from the Closing Date, or Buyer or the Company brings that Intellectual Property to the attention of Raytheon within two years from the Closing Date, Raytheon will assign such Intellectual Property to the Company.

     (g) To the extent that prior to the Closing Date there was any Intellectual Property (other than Trademarks) owned by Raytheon which prior to the Closing Date was used by the Semiconductor Division in the conduct of its business for the manufacture, design, development and sale of silicon semiconductor devices which was omitted from the license agreement between Raytheon and Company identified in Section 5.14, and Raytheon becomes aware of that omission within two years from the Closing Date, or Buyer or the Company brings such Intellectual Property to the attention of Raytheon within two years from the Closing Date, Raytheon will add such Intellectual Property to the Raytheon Licensed IP and license it to the Company in accordance with the terms of the License identified in Section 5.14 that then apply.

     (h) To the extent that prior to Closing there is any license under Third Party Licensed IP which was omitted from Schedule 3.5(c) and Raytheon becomes aware of that omission within two years from the Closing Date, or Buyer or the Company brings such license to the attention of Raytheon within two years from the Closing Date, Raytheon shall, subject to the consent of the licensor (if required), transfer its rights under such license to the Company.

     Section 3.6. Absence of Certain Changes. Except as disclosed herein or in the Schedules hereto, the Semiconductor Division Business has been conducted in all material respects only in the ordinary course and since December 31, 1996, there has been:

     (a) no Adverse Change in the financial condition or results of operations of the Company except for any change resulting from general economic, market or industry conditions;

     (b) no physical damage, destruction or loss that would reasonably be expected to have an Adverse Effect on the Company;

     (c) no material strike, walkout, labor trouble or any other similar event with respect to the Semiconductor Business;

     (d) with respect to Buyer Employees earning in excess of $100,000 per year and with respect to Buyer Employees generally no increase in the salaries or other compensation or benefits payable or to become payable to such employees and no advance (excluding advances for ordinary business expenses) or loan to, any officer or employee of the Business except in the ordinary course of business and consistent with past practice;

     (e) no surrender by the Company of any material right and no cancellation or waiver of any debts or claims of substantial value except in the ordinary course of business;

     (f) except for the transfer of the Semiconductor Division Business to the Company, no sale, transfer or other disposition of any Assets, except in the ordinary course of business;

     (g) no change of which the Company has been notified in its relations with any unaffiliated customers accounting for five percent or more of the Company's annual sales;

     (h) no Adverse Change of which the Company has been notified in its relations with any unaffiliated sole source supplier; and

     (i)  no material change in the accounting practices of the Company.

     Section 3.7. Litigation; Orders. Except as disclosed in Schedule 3.7 hereto, there are no Actions pending, or to Raytheon's or the Company's knowledge, threatened against it that would, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Company. Except as disclosed in Schedule 3.7 hereto, as of the date hereof, there are no Orders against the Company or the Assets that would, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Company. Except as disclosed in Schedule 3.7 hereto, to Raytheon's or the Company's knowledge, there are no events or conditions which would reasonably be expected to result in an Action against it that would, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Company.

     Section 3.8. Licenses, Approvals, Other Authorizations, Consents, Reports, Etc. Except as disclosed on Schedule 3.8 hereto, the Company has (or will have prior to the Closing Date) all Licenses relating to the Semiconductor Division Business (except as relates to Licenses under Environmental Laws) that are required in order to permit the Company to carry on the Semiconductor Division Business as it is presently conducted, except where the failure to have such Licenses would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Company. All such Licenses are in full force and effect, and the Company is in compliance with the terms of such Licenses, except where the failure of such Licenses to be in full force and effect, or of the Company to be in compliance with such Licenses would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Company, provided that all representations and warranties with respect to Intellectual Property Licenses are set forth in Section 3.5.

     Section 3.9. Labor Matters. To the knowledge of Raytheon and the Company, as of the date hereof, the relations of Raytheon and the Company with the Buyer Employees are proper for the conduct of the Semiconductor Division Business in the ordinary course. Schedule 3.9 hereto sets forth, as of the date hereof, a list of all agreements with labor unions or associations representing employees of the Company. No material work stoppage against the Company is pending or, to Raytheon's or the Company's knowledge, threatened. The Company is not involved in or, to Raytheon's or the Company's knowledge, threatened with, any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the Buyer Employees (excluding routine workers' compensation claims) that would, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Company.

     Section 3.10. Compliance with Laws. Except as set forth on Schedule 3.10(i) hereto, the conduct of the Semiconductor Division Business by the Company complies with all Laws and Orders applicable thereto, except for violations or failures so to comply, if any, that would not reasonably be expected to have an Adverse Effect on the Company. This Section 3.10 does not relate to Employee Benefits matters (for which Section 3.11 is applicable), Tax matters (for which Section 3.16 is applicable) or Environmental matters (for which Section 3.15 is applicable). Schedule 3.10(ii) hereto and the Licenses listed on other Schedules hereto list all material Licenses issued by any Governmental Authority.

     Section 3.11.  Employee Benefits.

     (a)  Schedule 3.11(a) lists all employee benefit plans, as defined in
Section 3(3) of ERISA, and all other deferred compensation, bonus or other incentive compensation, stock purchase, severance pay, salary continuation for disability or other leave of absence, supplemental unemployment benefits, layoff or reduction in force, change in control or educational assistance plans, arrangements or policies including, but not limited to, any individual benefit arrangement, policy or practice, in which any current or former Employee of the Company participates or is entitled to benefits on the date hereof (collectively, the "Benefit Plans").

     (b) Raytheon, the Company and, with respect to the Benefit Plans each other employer (a "Benefits Party") that is, or at any relevant time was, together with Raytheon or the Company, treated as a "single employer" under section 414(b), 414(c) or 414(m) of the Code, and each of the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA and those provisions of the Code applicable to the Benefit Plans and each of the Benefit Plans, has been administered at all times, and in all material aspects, in accordance with its terms except that in any case in which any Benefit Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been administered in accordance with such provision.

     (c) With respect to any Benefit Plan, there has been no (nor will there be any as a result of the transactions contemplated by this Agreement) event or condition which presents a material risk of plan termination or any other event that may cause the Company or Buyer to incur liability or have a lien imposed on its assets under the Code, ERISA or any other applicable statute.

     (d) The Company and each Benefits Party have complied with the notice and continuation coverage requirements of section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is, or was during any taxable year of the Company or any Benefits Party for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of section 4980B(g)(2) of the Code.

     (e) All of the Benefit Plans which are pension benefit plans have received determination letters from the Internal Revenue Service ("IRS") to the effect that such plans are qualified and exempt from federal income taxes under sections 401(a) and 501(a), respectively, of the Code, as amended through December 31, 1994; and no determination letter with respect to any Benefit Plan has been revoked nor has the Company or any Benefits Party received notice of threatened revocation, nor has any Benefit Plan been amended since the date of its most recent determination letter in any respect that would adversely affect its qualification or materially increase its cost nor has any Benefit Plan been amended in a manner that would require security to be provided in accordance with section 401(a)(29) of the Code.

     (f) Neither the Company nor any Benefits Party has incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any Benefit Plan subject to Title IV of ERISA, other than for the payment of premiums, all of which have been paid when due. No Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by section 412 of the Code.

     (g) At no time since December 31 1989, have the Company or any Benefits Party, been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA to any multiemployer pension plan, within the meaning of Section 3(37) of ERISA, nor does the Company or any Benefits Party have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA.

     (h) Neither the Company nor any Benefits Party has incurred or is reasonably likely to incur any material liability with respect to any plan or arrangement that would be included within the definition of "Benefit Plan" hereunder but for the fact that such plan or arrangement was terminated before the date of this Agreement.

     (i) Except as listed on Schedule 3.11(i) hereto, no payment which is or may be made by, from or with respect to any Benefit Plan, to any employee, former employee, director or agent of the Company or any Benefits Party, either alone or in conjunction with any other payment, will be characterized as an excess parachute payment under section 280G of the Code.

     (j) There are no material pension, welfare, bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plans or arrangements, or other material employee fringe benefit plans presently maintained by, or contributed to by the Company, or by any Benefits Party for the benefit of any employee of the Company, maintained outside the jurisdiction of the United States.

     Section 3.12. Material Contracts. Except as set forth on Schedule 3.12 hereto, the Company is not a party to any (a) employment agreement requiring payments of base compensation in excess of $100,000 per year or consulting agreement requiring payments in excess of $5,000 per year, (b) distributor or manufacturer's representative Contract which is not terminable on three months' (or less) notice, (c) joint venture or similar Contract or any Contract containing "non-compete" or similar restrictions on the business activities of the Company except for foundry agreements, buy-sell agreements and customer agreements entered into in the ordinary course of business, (d) Contract that is material to the Semiconductor Division Business that terminates or is terminable or that requires the consent, authorization, approval or waiver thereof by the other party thereto upon consummation of the transactions contemplated by this Agreement, (e) note, mortgage, indenture, other obligation, agreement or other instrument for or relating to any lending or borrowing relating to any Asset, (f) Contract for the purchase by the Company of goods and/or services involving an estimated total future payment or payments in excess of $25,000, (g) Contract for the sale by the Company of goods and/or services involving total future payments in excess of $30,000 (all of which Contracts represent more than ninety percent (90%) of the backlog of the Semiconductor Division Business as of the stated date) or
(h) other Contract entered into other than in the ordinary course of business, involving a total future payment in excess of $20,000 and, with respect to all such Contracts, except as set forth on Schedule 3.12 hereto, each is in full force and effect and the Company is not, and to Raytheon's and the Company's knowledge, no other party to any such Contract is in breach thereof or default thereunder, and there does not exist under any provision thereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for breaches, defaults and events as to which requisite waivers or consents have been or are obtained or which failures to be in full force and effect, and breaches, defaults and events which would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Company. Except as set forth on Schedule 3.12 hereof, the Company is not obligated under any Contract to Raytheon or any of its subsidiaries.

     Section 3.13. Brokers, Finders, Etc. Except for the services of Hambrecht & Quist (which shall be paid for by Raytheon or Seller), Seller has not employed, and is not subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection therewith.

     Section 3.14. No Implied Representation. Notwithstanding anything contained in this Article III or any other provision of this Agreement, it is the explicit intent of each party hereto that Raytheon and Seller are making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty or representation as to condition, merchantability, or suitability as to any of the Assets and it is understood that Buyer takes the Company and the Semiconductor Division Business without recourse to Raytheon as to claims based on any inadequacy of condition, impaired merchantability or lack of suitability. It is understood that any cost estimates, projections or other predictions contained or referred to in the offering materials that have been provided to Buyer are not and shall not be deemed to be representations or warranties of Raytheon or Seller.

     Section 3.15. Environmental Matters. Except as set forth on Schedule 3.15 hereto:

     (a) (i) Raytheon or the Company has or has applied for all Licenses required under Environmental Laws for the operation of the Company's business as presently conducted (the "Environmental Permits") and there are no violations, and no pending, or, to the knowledge of the director of corporate services of Raytheon, threatened, investigations or proceedings with respect to such Environmental Permits.

     (ii) The Semiconductor Division is, and as of the Closing the Company will be, in compliance with all applicable Environmental Laws except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Semiconductor Division or the Company.

    (iii) No written notice, notification, demand, request for information, citation, summons, complaint or Order has been received by, is pending, or, to the knowledge of the Company, threatened by any Person against, the Company in connection with the Semiconductor Division Business nor has any material penalty been assessed against the Company or the Semiconductor Division for any alleged violation of any Environmental Law or liability thereunder, other than where such notice, notification, demand, request for information, citation, summons, complaint or Order has been fully resolved, or where the failure to achieve such resolution would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Company.

     (b) With respect to the Company's (or the Semiconductor Division's) presently operated facilities other than the Mountain View Facility:

     (i) neither the Company nor the Semiconductor Division uses, possesses, generates, treats, manufactures, processes, handles, stores, recycles, transports or disposes of (collectively, "Manages") Hazardous Substances other than such Hazardous Substances as are commonly Managed in connection with a business office use;

     (ii) to the knowledge of the director of corporate services of Raytheon, no such facility is listed or proposed for listing on any list maintained by any Governmental Authority of sites requiring Remediation;

     (iii) there are no underground or above-ground storage tanks used by the Company; and

     (iv) to the knowledge of the director of corporate services of Raytheon, no Hazardous Substances have been or are threatened to be Released in, on, under or from any such facility which require Remediation by the Company or the Semiconductor Division under applicable

Environmental Law, individually or in the aggregate, except for such Remediation which would not reasonably be expected to have an Adverse Effect on the Company.

     Section 3.16.  Tax Matters.

     (a) The Company has (i) timely filed all Tax Returns required to be filed by it, (ii) paid all Taxes shown to have become due pursuant to such Tax Returns and (iii) paid all other Taxes for which a notice of assessment or demand for payment has been received. All Tax Returns are true, correct and complete; have been prepared in accordance with all applicable laws and requirements; and accurately reflect the taxable income (or other measure of tax) of the Company. The accruals for Taxes, other than Income Taxes, contained in the Target Balance Sheet are, and in the case of the Closing Balance Sheet will be, adequate, to cover all liabilities for Taxes, other than Income Taxes, of the Company for all periods ending on or before August 31, 1997 and the Closing Date, respectively, and include (or will include in the case of the Closing Balance Sheet) adequate provision for all deferred Taxes, other than Income Taxes, in accordance with generally accepted accounting principles, and nothing has occurred subsequent to such dates to make any of such accruals inadequate. All Taxes, other than Income Taxes, of the Company for periods after August 31, 1997 through the Closing Date have been paid or are adequately reserved against on the books of the Company.
The Company has timely filed all information returns or reports, including forms 1099, that are required to be filed and has accurately reported all information required to be included on such returns or reports. True copies of state income tax returns of the Company, and pro forma copies of the consolidated federal income tax return that reflects the operations of the Company, for each of the fiscal years ended December 31, 1992 through December 31, 1996 have been delivered to Buyer.

     (b) Except as disclosed on Schedule 3.16 hereto, there are no proposed assessments of Taxes against the Company, no proposed adjustments to any Tax Return pending against the Company and no proposed adjustments to the manner in which any Tax of the Company is determined. Except as disclosed on
Schedule 3.16 hereto, each Tax Return of the Company has been audited by the relevant authorities (and all deficiencies or proposed deficiencies resulting from such audits have been paid or are adequately provided for in the financial Statements), or the statute of limitations with respect to each Tax Return has expired, and no Tax Return is under examination by any taxing authority. No claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

     (c)  Except as disclosed on Schedule 3.16 hereto, the Company has never
(i) executed a waiver or consent extending any statute of limitation for any Tax liability that remains outstanding, (ii) joined in or been required to join in filing a consolidated or combined federal, state or local income Tax Return except the consolidated group of which Raytheon is the parent, (iii) been the subject of a Tax ruling that will have continuing effect following the Closing, (iv) been the subject of a closing agreement with any taxing authority that will have continuing effect following the Closing, or (v) granted a power of attorney with respect to any Tax matter that has continuing effect.

     (d) The Company does not own any interest in any entity characterized as a partnership for federal income tax purposes.

     Section 3.17. Schedules. (a) Any matter described in any Schedule hereto shall be deemed to be referred to on all other Schedules hereto to which such matter logically relates if such relationship can reasonably be inferred from the description of the matter provided in the first such Schedule.

     (b) The inclusion of any item on any Schedule to this Agreement shall not be construed as an indication that such item is material in any respect.

     (c) Seller shall not be obligated to revise or update any Schedule attached hereto.

                                  Article IV.
                    Representations and Warranties of Buyer

     Buyer hereby represents and warrants to Seller as follows:

     Section 4.1. Incorporation; Authorization; Etc. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Buyer's obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings or actions on the part of Buyer, its Board of Directors or stockholders are necessary therefor. The execution, delivery and performance of this Agreement will not (i) violate any provision of the charter or bylaws or similar organizational instrument of Buyer or any of its Affiliates, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of Buyer's or any of its Affiliates' assets or properties pursuant to, any Contract or Order to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates is bound, or (iii) violate or conflict with any other material restriction of any kind or character to which Buyer or any of its Affiliates is subject, that, in the case of clauses (ii) and (iii), would, individually or in the aggregate, reasonably be expected to have an Adverse Effect on Buyer or Buyer and its subsidiaries, taken as a whole. This Agreement has been duly executed and delivered by Buyer, and, assuming the due execution hereof by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     Section 4.2. Brokers, Finders, Etc. Except for the services of CS First Boston (which shall be paid for by Buyer), Buyer has not employed, and is not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Seller in connection therewith.

     Section 4.3. Licenses, Approvals, Other Authorizations, Consents, Reports, Etc. Other than the HSR Act, no filing with, notice to or authorization, consent or approval of, any Governmental Authority is required to be made, filed, given or obtained by Buyer or any of its Affiliates, in connection with the consummation of the Stock Purchase except for (i) those that become applicable solely as a result of the specific regulatory status of Seller, or (ii) the failure to make, file, give or obtain which would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on Buyer or Buyer and its subsidiaries, taken as a whole.

     Section 4.4. Acquisition of the Shares and Operation of Company Business for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares and operation of the Company's business. Buyer confirms that Seller has made available to Buyer the opportunity to ask questions of the officers of the Company and to acquire additional information about the business and financial condition of the Company.

                                   Article V.
                    Covenants of Raytheon, Seller and Buyer

     Section 5.1. Investigation of Business; Access to Properties, Records and Employees. (a) Raytheon and Seller shall afford to representatives of Buyer reasonable access to the offices, plants, properties, personnel, books and records of the Company during normal business hours, in order that Buyer may have full opportunity to make such investigations (including, without limitation, environmental assessments or studies) as it desires of the affairs of the Company; provided, however, that such investigation shall not unreasonably disrupt the personnel and operations of Raytheon or the Company. If, in the course of any investigation pursuant to this Section 5.1 between the execution of this Agreement and the Closing Date, Buyer discovers any breach of any representation or warranty contained in this Agreement that would constitute grounds upon which Buyer could refuse to close the transactions contemplated hereby or any circumstance or condition that, to the knowledge of the chief financial officer or general counsel of Buyer, would upon Closing constitute such a breach, Buyer covenants that it will promptly so inform Raytheon and may not rely on any such breach not disclosed as grounds for refusing to close the transactions contemplated hereby, provided that no failure by Buyer to disclose any such breach to Raytheon shall be used by Raytheon as a defense to Raytheon's duty to indemnify for any such breach under Section 11.2 hereof. Raytheon and Seller acknowledge that their representations and warranties in this Agreement shall not otherwise be affected or mitigated by any investigation conducted by Buyer or its representatives prior to Closing, or by any knowledge of Buyer.

     (b) Any information provided to Buyer or its representatives pursuant to this Agreement shall be held by Buyer and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement dated September 24, 1997 by and between Raytheon and Buyer, which is hereby incorporated in this Agreement as though fully set forth herein.

     (c) Buyer agrees to (i) hold all of the books and records of the Company existing on the Closing Date and not to destroy or dispose of any thereof for a period of five (5) years from the Closing Date or such longer time as may be required by law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty
(60) days prior to such destruction or disposition to surrender them to Raytheon and (ii) following the Closing Date to afford Raytheon, its accountants and counsel, during normal business hours, upon reasonable request, reasonable access to such books, records and other data and to the employees of the Company to the extent that such access may be requested for any legitimate purpose, including without limitation responding to Governmental Authorities, defending or prosecuting litigation, preparing Income Tax Returns and other tax filings and carrying out Raytheon's and Seller's responsibilities with respect to Mountain View Environmental Liabilities, at no cost to Raytheon or Seller (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall limit any of Raytheon's and Seller's rights of discovery. Buyer shall have the same rights, and Raytheon and Seller the same obligations, as are set forth above in this Section 5.1(c), with respect to any books and records of Raytheon or Seller pertaining to the Semiconductor Division or the Company that are retained by Raytheon or Seller, with the exception of Returns relating to Taxes that are not the responsibility of Buyer.

     Section 5.2. Best Efforts; Obtaining Consents. (a) Subject to the terms and conditions herein provided, each of Raytheon, Seller and Buyer agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, the transactions contemplated by this Agreement and to cooperate with each of the others in connection with the foregoing, including using its best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material Contracts,
(ii) subject to subsection (b) below, to obtain all consents, approvals and authorizations that are required to be obtained under any Law, (iii) subject to subsection (b) below, to lift or rescind any Order adversely affecting the ability of the parties hereto to consummate the Stock Purchase, (iv) to effect all necessary registrations and filings including filings under the HSR Act and submissions of information requested by Governmental Authorities, and (v) to fulfill all conditions to this Agreement (it being understood that such efforts shall not include any requirement of Buyer, Raytheon or Seller to expend material sums of money or grant any material financial or other accommodation). Raytheon, Seller and Buyer further covenant and agree, with respect to a threatened or pending Order or Law that would adversely affect the ability of the parties hereto to consummate the Stock Purchase, to use their respective best efforts to prevent the entry, enactment or promulgation thereof, as the case may be (it being understood that such efforts shall not include any requirement of Buyer, Raytheon or Seller to expend material sums of money or grant any material financial or other accommodation).

     (b) (i)   Each of Raytheon and Seller (together, a "party" for the
purposes of this Section 5.2(b)) and Buyer shall (A) make or cause to be made the filings required of such party or any of its subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within two (2) days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice (either, an "HSR Authority") or any other Governmental Authority in respect of such filings or such transactions, and (c) cooperate with the other party in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, to accept all reasonable changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as defined in Section 5.2(b)(ii) hereof with respect to any such filing or any such transaction. Each party shall use its best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Stock Purchase and the other transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.

     (ii) Each of Raytheon, Seller and Buyer shall use its best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Raytheon, Seller and Buyer shall cooperate and use its best efforts vigorously to contest and resist any such action or proceeding, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Stock Purchase or any other transactions contemplated by this Agreement, and vigorously to pursue all available avenues of administrative and judicial appeal and all available legislative action, unless by mutual agreement Raytheon, Seller and Buyer decide that litigation is not in their respective best interest. Each of Raytheon, Seller and Buyer shall use its best efforts to take such action as may be required to cause the expiration of the notice period under the HSR Act or other Antitrust

Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

     (c) Raytheon shall use its best efforts to obtain the transfer to the Company of the resale rights of the products of New Japan Radio Co. Ltd. ("NJRC") and any other transferable benefits flowing from the existing relationship between Raytheon and NJRC. For the six months after Closing, Raytheon agrees to assist Buyer as Raytheon deems practicable if Buyer attempts to obtain a seat on the board of directors of NJRC. Raytheon shall also cooperate with Buyer in any effort to enforce and implement the terms of any agreement or licensing arrangement relating to the Semiconductor Division Business involving Raytheon, the Company or NJRC. Effective on the Closing Date, Raytheon will grant Buyer a six month option to purchase the shares of NJRC now owned by Raytheon at market price.

     (d) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Section 5.2, the proper officers and/or directors of Raytheon, Seller and Buyer or any of their Affiliates, including, to the extent applicable, any Entity designated to hold the Shares, shall take all such necessary action.

     Section 5.3. Further Assurances. Raytheon, Seller and Buyer agree that, from time to time, whether before or after the Closing, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably required or desirable to carry out the purposes and intent of this Agreement, including (i) allocating rights and obligations under Contracts and other arrangements, if any, relating to business of Raytheon and its Affiliates other than the Company, on the one hand, and relating to the Company on the other, (ii) transferring assets to the Company or Buyer, and (iii) entering into any service or other sharing agreements on a mutually acceptable arm's-length basis that may be necessary to assure a smooth and orderly transition. In case at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

     Section 5.4. Conduct of Business. From the date hereof through the Closing, except as disclosed on Schedule 5.4 hereto or otherwise provided for in, or contemplated by, this Agreement, and, except as consented to or approved by Buyer in writing (which consent shall not be unreasonably withheld or delayed), Raytheon and Seller covenant and agree that:

     (a) Each of Raytheon and Seller shall, and shall cause the Company to, use reasonable efforts to operate the Semiconductor Division Business in the ordinary and usual course in all material respects in accordance with past practices, and neither Raytheon nor any of its Affiliates will enter into any Contract with the Company except with Buyer's consent;

     (b) except in the ordinary course of business or as required by Law, Contract or the terms of a Benefit Plan existing on the date hereof, the Company shall not hereafter (and Raytheon and Seller shall not hereafter cause the Company to) (i) increase the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of the senior management employees employed by the Company; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit to any Buyer Employee, whether past or present not otherwise required by Contract or under any employee benefit plan in effect on the date hereof; (iii) enter into any express new employment, severance, consulting or other compensation agreement with any Buyer Employee; or (iv) commit itself to any pension, profit sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement in addition to those in effect on the date hereof and intended exclusively for Buyer Employees, or amend or commit itself to amend any of such plans or similar plans intended for the benefit of Raytheon's employees generally if the effect thereof would exclusively benefit Buyer Employees, funds or similar arrangements in existence on the date hereof.

     (c) The Company shall not (i) cancel or compromise, except in the ordinary course of business consistent with past practice, any debts owed to it, (ii) waive or release any rights of material value, (iii) close any plants or any other material facilities or (iv) except for purposes of transferring Cash and liquidating intercompany accounts, declare any dividend or make any distribution with respect to its stock.

     (d) The Company shall not (i) sell, transfer, distribute as a dividend in kind or otherwise dispose of any material asset (other than inventory in the ordinary course of business consistent with past practice), (ii) create or permit to exist any new material security interest, lien or encumbrance on its assets, or (iii) except in the ordinary course of business, enter into any joint venture, partnership or other similar arrangement or form any other new material arrangement for the conduct of its business or (iv) except in the ordinary course of business, purchase any asset.

     (e) On or as soon as reasonably practicable after the Closing, Buyer shall cause the Company shall obtain and utilize with respect to its operations a new EPA identification number (and to the extent required, new State and local identification numbers) for the generation of Hazardous Substances disposed of on or after the Closing Date.

     Section 5.5. Preservation of Business. From the date hereof to the Closing Date, subject to the terms and conditions of this Agreement, Raytheon and Seller shall, and shall cause the Company to, use reasonable efforts (i) to keep available to the Company and Buyer the services of the Buyer Employees and (ii) to preserve the good will of customers and others having business relations with the Company.

     Section 5.6. Public Announcements. From the date hereof to the Closing Date, Raytheon and Buyer will consult with each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby, and, except as may be required by Law or any listing agreement with any securities exchange, will not issue any such press release or make any such public statement, unless the text of such statement shall have been agreed upon by the parties.

     Section 5.7 Use of Raytheon Name. (a) From and after the Closing, except for purposes of announcing Buyer's acquisition of the Company or responding reasonably to inquiries with respect thereto, and except as set forth in Section 5.7(b) hereto, Buyer and its Affiliates shall not use or permit the use of the names or marks "Raytheon", "Raytheon Semiconductor", "RTN", or any Trademark of Raytheon (not constituting Company IP) or any Affiliate of Raytheon, any name or mark incorporating the foregoing, or any Trademark confusingly similar thereto, nor shall Buyer use or permit the use of such names and marks in connection with the operation or disposition of the Company or the proceeds thereof; provided, however, that (i) for a period of 120 days from the Closing Date, Buyer may make use of promotional and sales literature and packaging materials in existence at Closing, provided that such literature and materials are stickered or otherwise marked to indicate the change of ownership; (ii) for a period of no longer than six months from the Closing Date, Buyer may use the Raytheon Marks (defined below) on qualified packaging for semiconductor devices, as long as (A) the qualified packaging is made from dies existing at Closing which contain one or more of the Raytheon Marks, (B) the purchase orders and promotional material associated with the sale of semiconductor devices with such packaging are clearly marked to show that the devices are manufactured by Buyer and (C) Buyer uses its best efforts to promptly design and implement re-qualified packaging which does not contain the Raytheon Marks; and (iii) nothing in this Section 5.7 shall require the amendment of any Contracts nor limit, where relevant, any accurate and complete statement of facts concerning ownership of the Company prior to the Closing in any Action or in any filing with a Governmental Authority. Immediately prior to Closing, Raytheon may and, to the extent Raytheon has not previously done so, immediately after Closing, Buyer shall, cause the Company to change its name.

     (b) Notwithstanding anything to the contrary contained in Section 5.7(a) above, from and after the Closing, the Company and Buyer shall have the non-exclusive, royalty-free right to use the trademarks "Raytheon" and "RTN" (the "Raytheon Marks") solely on semiconductor devices manufactured by the Company using Mask Works constituting Assets that incorporate Raytheon Marks provided that such semiconductor devices shall conform with Raytheon's quality standards. Buyer will assist Raytheon in maintaining control over the quality of the semiconductor devices bearing the Raytheon Marks, and will provide specimens of the semiconductor devices to Raytheon upon request. Buyer agrees that the semiconductor devices sold by it bearing the Raytheon Marks shall be of no less than the same quality as semiconductor devices sold by the Company under the Raytheon Marks at Closing. In addition, Buyer may use such Raytheon Marks to the extent that they currently exist on specifications, drawings or similar documents referring to such semiconductor devices solely for internal use by the Company.

     (c) Buyer acknowledges that (i) Raytheon is the owner of all right, title, and interest in and to the Raytheon Marks, whether alone or in combination with other words or designs and Buyer shall not use the Raytheon Marks except as expressly authorized by this Agreement and (ii) after Closing, it will not and will not permit the Company to (A) take any action which would interfere with Raytheon's registration and/or use of the Raytheon Marks throughout the world; (B) take any action which would diminish or dilute the distinctiveness or validity of the

Raytheon Marks; (C) challenge Raytheon's ownership of the Raytheon Marks and/or registrations therefor; or (D) attempt to register the Raytheon Marks or any mark confusingly similar thereto, alone or in combination with other words or designs, as a Trademark in its own name anywhere in the world. After Closing, Buyer shall cause or shall cause the Company to notify Raytheon of, but neither Buyer nor the Company shall be required to defend the Raytheon Marks against, infringement claims or Actions, except that Buyer shall provide reasonable assistance to Raytheon in connection with steps taken by Raytheon to protect the Raytheon Marks, including, but not limited to signing any registered user document or other documents required by any Trademark Office or other Governmental Authority.

     (d) After the Closing, Buyer and the Company will assume all risk with respect to their use of the Raytheon Marks. Buyer shall indemnify Raytheon and its Affiliates, and their respective employees, officers and directors and hold them harmless from and against any claims, damages, judgments, losses and expenses, including reasonable attorney's fees, that arise out of any claim, threat of litigation or litigation relating to or arising from Buyer's or the Company's use of the Raytheon Marks as provided hereunder.

     Section 5.8. Performance of Company Obligations to Raytheon. Buyer agrees from and after the Closing Date to perform and fulfill (or cause to be performed and fulfilled) all Scheduled Contracts, existing as of the Closing Date, between the Company and Raytheon or any of its Affiliates.

     Section 5.9 Non-Infringement. Raytheon agrees that neither itself nor its Affiliates will, in connection with the Company's conduct of the Semiconductor Division Business, assert against Buyer, or its Affiliates, any claims for infringement of (i) any Patent, Copyright, or Mask Work which on the Closing Date it owns or under which it has a right to grant a License without obligation or accounting to others, or (ii) any of the foregoing which may later issue on an application owned by Raytheon and pending on the Closing Date.

     Section 5.10. Buyer's Warranty Obligation. (a) Buyer covenants and agrees that it will cause the Company to honor fully and perform diligently all of the Company's product warranty, guaranty and product return obligations, express or implied, which arise from or are related to products manufactured or services provided prior to the Closing Date by the Semiconductor Division or the Company in the ordinary course of business, including, with respect to products manufactured for or services provided to Raytheon or any Affiliate of Raytheon (other than the Company), provided that neither Buyer nor the Company shall have responsibility or liability for any such obligations constituting Retained Liabilities as set forth in paragraph
(iv) of the definition of Retained Liabilities.

     (b) From and after the Closing Date, Buyer and the Company shall indemnify and hold harmless Raytheon from and against any and all Covered Liabilities (as defined in Section 11.2 hereof), suffered, incurred by or asserted, directly or indirectly, against Raytheon by reason or arising out of the covenants set forth in Section 5.10(a) hereof. Claims for breaches of covenant of Buyer in Section 5.10(a) hereof may be asserted until 60 days after the running of the applicable statute of limitations.

     Section 5.11. Patent Indemnification. (a) Subject to the limitations set forth in this Section 5.11, for the three (3) year period beginning on the Closing Date, Raytheon shall indemnify, save and hold harmless Buyer and the Company, their Affiliates and for each such Entity their respective officers, directors, employees, agents, distributors and users of Company Product from and against money damages (including royalties) and/or costs awarded arising out of any claims by any third party that the design, development, making, having made, use, offer for sale, import, package or sale of Company Products by Company infringes any patent issued prior to the Closing Date in any country in which the allegedly infringing Company Product had been made, used or sold prior to Closing, including those patent infringement liabilities identified in Schedule 3.5(d) as Assumed Liabilities; provided, however, that such indemnification shall not apply to a Company Product if the infringement of a third party's patent would have been avoided but for a post-Closing change in manufacturing, design or packaging of a Company Product, or but for a change in the combination of products with which a Company Product is sold or offered for sale.

     (b) Upon its receipt of a claim giving rise to a claim for indemnity under this Section 5.11, including receipt by it of any notification, communication, demand, assertion, claim, action, judicial proceeding, administrative proceeding, or other proceeding by any third party that Buyer or the Company infringes or has misappropriated such a third party's patent, Buyer or the Company will give prompt written notice thereof to Raytheon. Buyer's or the Company's failure to notify Raytheon promptly of a claim will relieve Raytheon of its obligations under this Section 5.11 only if the failure has an Adverse Effect on Raytheon's ability to defend or settle that claim, and such failure shall only affect Raytheon's obligations with respect to that claim. Raytheon shall promptly address all claims received from Buyer or the Company. Raytheon shall act in good faith in evaluating a settlement of a claim and shall consider the following factors in the evaluation: (i) the validity of the claim, (ii) the monetary limitations of the indemnity under this Section 5.11, (iii) the effect of the claim's being upheld in litigation upon the Company's business, and (iv) the mutual desire of the parties to minimize the expense of the indemnity.

     (c) The indemnity set forth in Section 5.11 shall apply for the enforceable life of the asserted patent with respect to any claims filed prior to the expiration of the three year period set forth in Section 5.11(a).

     (d) With respect to any claim which Raytheon is called upon to indemnify Buyer and the Company under the terms of this Section 5.11, Raytheon shall have the exclusive control of the defense of such suit and all negotiations relative to the settlement thereof. Buyer and the Company shall provide all reasonable information and assistance, at Raytheon's sole expense, as Raytheon may request, including, if commercially reasonable, redesigning the Company's or Buyer's products to make them non-infringing. The commercial reasonableness of a redesign of a product includes, without limitation, the retention of all performance features that materially affect the marketability of the product, the lack of any material effect on the Company or Buyer's ability to obtain orders and to obtain and retain customers for the product, and the avoidance of any material increased manufacturing costs. Raytheon shall be permitted to settle such claims, upon reasonable prior notice to, and after consultation with, Buyer and the Company, at its sole expense, provided neither Buyer nor the Company shall have any obligation for future expense or payment and provided that the settlement agreement shall not result in any requirement that Buyer or the Company cease, alter (except for a redesign provided for by this Section 5.11(d)) or curtail the manufacturing, importation, marketing or sale of any product. Buyer and the Company shall have the right, but not the obligation, to participate in such legal proceedings with counsel of its own selection and its own expense. Buyer and the Company agree that Raytheon shall be authorized in the settlement of such claims to grant licenses under Patents that are Company IP or Raytheon Licensed IP, provided that Buyer and the Company receive from the licensee of such patents a reciprocal patent license of comparable weight and scope.

     (e) Raytheon's liability under this Section 5.11 (including all third party costs and out-of-pocket expenses incurred by it exclusive, however, of any internal Raytheon manhour costs (salaries plus applicable mark-ups for fringes and overhead) for the time its employees spent on the matter) shall in no event exceed ten million dollars ($10,000,000.00); provided, however, that if this liability limit will be exceeded by virtue of any proposed settlement, Raytheon shall not make such a settlement without the prior written consent of Buyer and the Company provided that Buyer and the Company shall be responsible for and shall assume all costs in excess of said limit of liability and provided that Buyer shall not unreasonably withhold its consent to any proposed settlement.

     (f) The indemnity provided in this Section 5.11 shall not apply if the claimed infringement is the result of the Buyer's breach of any obligation under any License.

     Section 5.12. Absence of Debt. Seller and Raytheon covenant to Buyer that the Company has no outstanding debt obligations (including without limitation letters of credit or surety obligations) as of the date hereof and will have no such debt obligations as of the Closing Date.

     Section 5.13. Noncompetition. Raytheon agrees, on behalf of Raytheon and the Affiliates of Raytheon (excluding independently trusteed benefit plans, the "Raytheon Group"), that for a period of three (3) years after the date hereof (the "Restricted Period"), no member of the Raytheon Group will engage directly or indirectly in competition with the Company, whether individually or as a consultant, partner, owner or stockholder of an Entity, in the business of selling silicon semiconductor devices manufactured or sold by the Semiconductor Division Business or the Company (the "Restricted Business"). Notwithstanding the foregoing, nothing herein shall prohibit any member of the Raytheon Group from (a) owning, directly or indirectly, less than ten percent (10%) of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market, (b) directly or indirectly acquiring a business which engages in the Restricted Business if such business is twenty percent (20%) or less (measured by net revenues) of a larger business acquired by a member of the Raytheon Group, provided that Raytheon shall not make any Raytheon Licensed IP available to such business, (c) acquiring a business which engages in the Restricted Business if such business is more than twenty percent (20%) but less than fifty percent (50%) (measured by net revenues) of a larger business acquired by a member of the Raytheon Group, provided that (i) such member of the Raytheon Group places such competitive business for sale promptly after its acquisition and uses commercially reasonable efforts to complete such sale within the Restricted Period and (ii) Raytheon shall not make any Raytheon Licensed IP available to such business, (d) continuing to produce and sell those products now being produced and sold by members of the Raytheon Group (including within the foregoing all products that were under development as of the date hereof), except those silicon semiconductor devices that have substantially similar specifications to those manufactured by the Company, and (e) continuing any business acquired in connection with Raytheon's acquisition of the defense industry businesses of Texas Instruments Incorporated and Hughes Electronics Corporation.

     Section 5.14. License Agreement; Delivery of Files. On the Closing Date, the Company and Raytheon will enter into an Intellectual Property Assignment and License Agreement in the form attached hereto as Exhibit 5.14 and Raytheon shall deliver to the Company the file histories for the Intellectual Property identified in Schedule 3.5(a) which is being transferred to the Company pursuant to Intellectual Property Assignment and License Agreement identified in this Section 5.14.

     Section 5.15. Transition Services Agreement. On the Closing Date, the Company and Raytheon will enter into a Transition Services Agreement in the form attached hereto as Exhibit 5.15.

     Section 5.16. Retention Obligations. While the obligations associated with the "stay-on" arrangements constitute Retained Liabilities, it is acknowledged by the parties that Buyer will pay any costs associated with such arrangements and will be reimbursed by Raytheon after such payments have been made.

     Section 5.17. Performance of Seller's Obligations. Raytheon shall cause Seller to perform Seller's obligations hereunder.

     Section 5.18. Survey. Raytheon may cause a survey of the land at the Mountain View Facility to be conducted, and upon completion and delivery thereof to Buyer, so much of Raytheon's and Buyer's representation and warranty in Section 3.4(a) as applies to encroachments with respect to the Mountain View Facility (other than encroachments that Adversely Affect the use or value thereof) shall terminate. The cost of the survey will be borne equally by Raytheon and Buyer.

     Section 5.19. Intellectual Property Claims. In the event that any claim is made against Buyer or Company with respect to any design, development, making, having made, using, offering for sale, importing, exporting, or selling of Company Products as a result of the fact that Raytheon failed to identify in Schedule 3.5(c) any license for Third Party Licensed IP and that, as a consequence thereof, failed to request the required consents to transfer such license rights to the

Company, then in such case Raytheon shall, subject to the limit of liability set forth in Section 5.11(e), indemnify, save and hold harmless Buyer and the Company from and against any money damages (including royalties) and/or costs awarded arising out of any such claim to the extent that such amounts are in excess of the license fees and royalties which would have been payable had the license been identified and transferred. The limit of liability under
Section 5.11(e) is an aggregate limit for claims arising under both Section
5.11 and this Section. Raytheon shall have no liability if it requests and obtains the required consents with retroactive application and Raytheon shall have no liability, resulting from a licensor's refusal to grant the consents when requested to do so.

                                   Article VI.
           Employees, Employee Benefits and Other Transitional Matters

     Section 6.1. Hiring Employees; Comparable Benefits. (a) Except as provided hereafter with respect to certain employees to be terminated, Buyer will cause the Company to continue in employment as of the Closing Date (or, in the case of employees within clause (iii), as of the date of their return to active employment) but makes no commitment with respect to any period following the Closing Date (i) all employees on the Company's active payroll on the Closing Date, (ii) all persons who are subject to outstanding employment offers from the Company at Closing and (iii) any Semiconductor Employee not on the Company's active payroll on the Closing Date on account of an approved leave of absence or short-term disability leave (but excluding those employees on long-term disability leave) if such employee returns to active employment with the Company immediately upon the conclusion of any such leave of absence or within the period required by Law (all such employees being "Buyer Employees"). Not less than 10 days before the Closing Date Raytheon or Seller shall cause the Company to terminate up to 20 individuals (the "Terminated Semiconductor Employees") (whose names Buyer shall have the option to provide to Seller or Raytheon not less than 15 days before the Closing Date and which list of names Raytheon and Seller shall have the right to approve) who but for such termination would be Buyer Employees as of the Closing Date; provided that Raytheon or Seller shall not be responsible for the costs of such terminations. Schedule 6.1(a) lists all
Buyer Employees.   All employment of Buyer Employees after Closing and for
the 365 day period following the Closing shall be for pay and benefits no less favorable in the aggregate than the pay and benefits in effect at Closing. Such employment and the benefits to be provided to the Employees shall recognize the date of hire and time of service with Raytheon and/or the Company for vesting and eligibility but not benefit accrual purposes unless inconsistent with another provision of this Article.

     (b) Buyer agrees that, for a period of 60 days after the Closing Date, it will not cause any of the Buyer Employees to suffer "employment loss" for purposes of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101-2109, and related regulations (the "WARN Act") if such employment loss could create any liability for Raytheon or its Affiliates, unless Buyer delivers notices under the WARN Act in such a manner and at such a time that the Seller bears no liability with respect thereto.

     Section 6.2. Medical Benefits and Retirement Plans. Commencing as of the Closing Date, Buyer shall provide the Buyer Employees and dependents and beneficiaries thereof (the "Eligible Individuals") medical and dental benefit coverage as well as the opportunity to participate in Buyer's "401(k)" plan. Buyer Employees shall be entitled to roll over to Buyer's 401(k) plan distributions they may receive from any "401(k)" or other profit-sharing plan maintained by Raytheon or any Affiliate of Raytheon.

     Section 6.3. Investment Plans. Raytheon will retain all liability and responsibility for the disposition of interests under the Raytheon Savings and Investment Plan (the "RAYSIP Plan") and the Raytheon Stock Ownership Plan (the "RAYSOP Plan" and, together with the RAYSIP Plan, the "Investment Plans") with respect to those employees (or their beneficiaries) of the Company who, as of the Closing Date, are participants in either of the Investment Plans. No such participant will be eligible to make any contributions to the RAYSIP Plan, and Raytheon will not be obligated to make any contribution with respect to any such participant in either Investment Plan, with respect to compensation earned by such employees on or after the
Closing Date.   Raytheon agrees that it will cause the accounts in RAYSIP of all such participants to be fully vested as of the Closing Date.

     Section 6.4. Pension Plans. Raytheon shall retain all liability and responsibility for any benefit or other liabilities accrued under any defined benefit pension plan, as defined in Section 3(35) of ERISA, maintained by Raytheon. Buyer shall have no obligation with respect to any defined benefit plan, nor any obligation to establish any such plan.

     Section 6.5. Incentive Plans. Attached as Schedule 6.5(a) is a description of Raytheon's incentive plans (the "Incentive Plans") in which employees of the Company participate. The Company will maintain adequate accruals on the Closing Balance Sheet for such plans.

     Section 6.6.  Indemnification.

     (a) Raytheon agrees to indemnify Buyer and the Company, and hold them harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including without limitation the reasonable fees and disbursements of counsel) arising out of the employment, or failure to employ, any individual by Raytheon or any Affiliate for any period ending on or before the Closing Date or arising out of any employee benefit plan or arrangement maintained by Raytheon or any Affiliate.

     (b) Buyer agrees to indemnify Raytheon and its Affiliates other than the Company, and hold them harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including without limitation the reasonable fees and disbursements of counsel) arising out of the employment, or failure to employ any individual (except for the costs assumed pursuant to Section 6.1 and excluding any Terminated Semiconductor Employee), for any period after the Closing Date or arising out of any employee benefit plan or arrangement maintained by Buyer.

     (c) The indemnities provided for in Sections 6.6(a) and 6.6(b) hereof shall expire 60 days after the running of the applicable statute of limitations.

     Section 6.7. Access to Books and Records. As soon as practicable after the Closing Date, Buyer shall receive from Raytheon (i) such pertinent data or information as Buyer may reasonably require to determine the Buyer Employees' accrued benefits under the Raytheon Retirement Plans, (ii) such information concerning each Buyer Employee's period of employment with Raytheon and/or the Company as Buyer may reasonably require to determine service for eligibility and benefit accrual purposes, and (iii) such information concerning the terms of the Benefit Plans and concerning each Buyer Employee's benefit utilization under welfare benefit plans as Buyer may reasonably require to comply with this Agreement.

     Section 6.8. Exclusive Benefit. This Article VI shall operate exclusively for the benefit of Buyer and Seller and not for the benefit of any other Person including, without limitation, any current, former or retired employee of Buyer or Seller.

                                   Article VII
                                   Tax Matters

     Section 7.1. Tax Indemnification by Seller and Raytheon. (a) Seller and Raytheon shall be liable for, and shall hold Buyer and the Company and any successor corporations thereto or Affiliates thereof harmless from and against, the following Taxes with respect to the Company:

          (i) any and all Income Taxes for any taxable period ending (or deemed, pursuant to Section 7.3 hereof, to end) on or before the Closing Date due or payable by the Company including, without limitation, any and all Income Taxes resulting from the 338(h)(10) Elections; and

          (ii) to the extent not reserved for on the Adjusted Closing Balance Sheet, any Other Taxes payable with respect to Tax Returns filed or required to be filed (taking into account extensions), or otherwise properly accruable, on or before the Closing Date.

     (b) Seller and Raytheon shall also be liable for, and shall hold Buyer and the Company and any successor corporations thereto or Affiliates hereof harmless from and against, all Taxes with respect to the operations of Seller or its Affiliates, other than those operations conducted by the Company and its subsidiaries, including any several liability of the Company under Treasury Regulations section 1.1502-6 or under any comparable or similar provision under state, local or foreign laws or regulations, and from and against any liability for Taxes with respect to any gain realized by Seller upon the sale of the Company.

     Section 7.2. Tax Indemnity by Buyer. Buyer shall be liable for, and shall hold Seller harmless from and against, the following Taxes with respect to the Company and its subsidiaries or Affiliates: (i) any and all Income Taxes for any taxable period beginning after the Closing

Date, due or payable by the Company or by Seller, (ii) any and all Other Taxes (other than Taxes described in Section 7.1 hereof for which Seller is liable) for all taxable periods (whether beginning before, on or after the Closing Date), and (iii) any and all Other Taxes not incurred in the ordinary course of business attributable to the acts or omissions of Buyer, Buyer's Affiliates or the Company after the Closing on the Closing Date.

     Section 7.3.  Allocation of Certain Taxes.

     (a) Buyer and Seller agree that if the Company is permitted but not required under applicable state or local Income Tax laws to treat the Closing Date as the last day of a taxable period, Buyer and Seller shall treat such day as the last day of a taxable period.

     (b) Any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date with respect to the Company shall be apportioned for purposes of Sections 7.1 and 7.2 hereof between Seller and Buyer based on the actual operations of the Company, as the case may be, during the portion of such period ending on the Closing Date and the portion of such period beginning on the date following the Closing Date, and for purposes of the provisions of Sections 7.1, 7.2, 7.3 and 7.5, each portion of such period shall be (whether or not it is in fact a taxable period); provided, however, that real property and personal property taxes shall be allocated on a per diem basis; provided, further, that to the extent estimated Income Taxes have been paid prior to the Closing Date with respect to a taxable period beginning before the Closing Date and ending after the Closing Date, Seller's liability with respect thereto shall be reduced by that amount; provided further, that if such payment of estimated Income Taxes exceeds Seller's liability as calculated pursuant to this Section 7.3., Buyer shall promptly pay Seller the amount of such excess. Upon timely notice from Buyer, Seller shall pay to Buyer at least ten (10) days prior to the date any payment for Income Taxes as described in this Section 7.3 is due, Seller's share of such Income Taxes as described in this Section 7.3.

     Section 7.4.  Filing Responsibility.

     (a) Seller shall prepare and file or shall cause the Company to prepare and file all Returns with respect to Income Taxes for periods ending on or before the Closing Date and all Returns with respect to Other Taxes that are required to be filed on or before the Closing Date.

     (b) Buyer shall prepare and file, or shall cause the Company to prepare and file, subject in the case of any such Returns for Income Taxes or Returns for Other Taxes that reflect a tax liability greater than which entered into the computation of the accrual set forth on the Adjusted Closing Balance Sheet to Seller's review and approval, all Returns for taxable periods beginning before the Closing Date and ending after the Closing Date, and all other Returns for which Seller does not have filing responsibility pursuant to Section 7.4(a) hereof.

     (c) Buyer agrees that it will not, and will not permit the Company to, except to the extent contrary to Law, take any position in the Returns referred to in clause (b) above inconsistent with that taken in a Return for which Seller has filing responsibility pursuant to this Article VII.

     Section 7.5.  Refunds and Carrybacks.

     (a) Seller shall be entitled to any refunds or credits of Income Taxes attributable to or arising in taxable periods ending on or before the Closing Date.

     (b) Buyer and the Company, as the case may be, shall be entitled to any refunds or credits of Income Taxes attributable to or arising in taxable periods beginning on or after the Closing Date.

     (c) Seller shall be entitled to any refunds or credits of Other Taxes for which Seller is liable pursuant to Section 7.1(b) hereof. Buyer and the Company shall be entitled to any refunds or credits of Other Taxes not referred to in the preceding sentence attributable to or arising in any taxable period (whether beginning before or after the Closing Date).

     (d) Buyer agrees that if as the result of any audit adjustment made by any taxing authority with respect to a taxable period ending on or prior to the Closing Date, Buyer or the Company receives a Tax Benefit, then Buyer shall pay to Seller the amount of such Tax Benefit (on an after-tax basis) within 15 days of filing the Return in which such Tax Benefit is realized or utilized.

     (e) Seller agrees that if as the result of any audit adjustment made by any taxing authority with respect to a taxable period ending on or before the Closing Date, Buyer, the Company or any of its Affiliates suffers a Tax Detriment, then Seller shall pay to Buyer the amount of such Tax Detriment (on an after-tax basis) within 15 days of the filing of the Return in which such Tax Detriment is realized or incurred.

     (f) Buyer shall cause the Company promptly to forward to Seller or to reimburse Seller for any refunds or credits due Seller (pursuant to the terms of this Article VII) after receipt thereof, and Seller shall promptly forward to Buyer (pursuant to the terms of this Article VII) or reimburse Buyer for any refunds or credits due Buyer after receipt thereof.

     (g) Buyer and the Company agree that, with respect to any Income Tax, the Company shall not carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date ("Subsequent Loss") into any taxable period ending on or before the Closing Date. If a Subsequent Loss with respect to any Income Tax is carried back into any taxable period ending on or before the Closing Date, Seller shall be entitled to any refund or credit of Taxes realized as a result thereof.

     Section 7.6.  Cooperations and Exchange of Information.

     (a) Seller shall prepare and submit to Buyer, no later than three months after the Closing Date, 1997 and, if applicable, 1998 blank tax return workpaper packages. Buyer shall, and shall cause the Company to prepare completely and accurately and submit to Seller within three months of receipt, all such information as Seller shall reasonably request in such tax return workpaper packages.

     (b) As soon as practicable, but in any event within thirty (30) days after Seller's request, from and after the Closing Date, Buyer shall provide Seller with such cooperation and shall deliver to Seller such information and data concerning the pre-Closing operations of the Company and make available such knowledgeable employees of the Company and its subsidiaries and Affiliates as Seller may reasonably request, including providing the information and data required by Seller's customary tax and accounting questionnaires, in order to enable Seller to complete and file all Returns which it may be required to file with respect to the operations and business of the Company and its subsidiaries and Affiliates through the Closing Date or to respond to audits by any Taxing Authorities with respect to such operations and to otherwise enable Seller to satisfy its internal accounting, tax and other legitimate requirements. Such cooperation and information shall include provision of powers of attorney for the purpose of signing Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Company, and providing copies of all relevant Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and tax basis of property, which Buyer or the Company may possess. Each of Buyer and the Company shall make its respective employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

     (c) For a period of three (3) years after the Closing Date, Buyer shall, and shall cause the Company to, retain all Returns, books and records (including computer files) of, or with respect to the activities of, the Company for all taxable periods ending on or prior to the Closing Date. Thereafter, Buyer shall not dispose of any such Returns, books or records unless it first offers such Returns, books and records to Seller and Seller fails to accept such offer within sixty (60) days of its being made.

     Buyer and Seller shall cooperate in the preparation of all Returns relating in whole or in part to taxable periods ending on or before the Closing Date that are required to be filed after such date.

     (d) Whenever any Taxing Authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which Seller is liable, Buyer shall promptly inform Seller (provided that failure to provide such notice shall not impair Buyer's rights except to the extent that Seller demonstrates that it has been damaged thereby), and Seller shall have the right to control any resulting meetings, conferences or proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Seller is liable.

     (e) If Buyer or the Company fails to provide any information requested by Seller in the time specified herein, or if no time is specified pursuant to this Section 7.6, within a reasonable period, or otherwise fails to do any act required of it under this Section 7.6, then Buyer shall be obligated, notwithstanding any other provision of this Agreement, to indemnify Seller and Buyer shall so indemnify Seller and hold Seller harmless from and against any and all costs, claims or damages, including all Taxes or deficiencies thereof, payable as a result of such failure.

     Section 7.7. Purchase Price. Buyer and Seller agree that the consideration provided for pursuant to this Agreement is being paid solely to acquire the Shares and neither party will (or will permit any Affiliate to) report or treat any part of such consideration as allocable to anything other than payment for the Shares.

     Section 7.8. Tax Sharing Agreements. Any Tax Sharing Agreement between the Company and Raytheon, Seller or any other Person is terminated as of the Closing Date and shall have no further effect for any taxable year (whether a current year, a future year or a past year).

     Section 7.9.  Elections and Forms.

     (a) With respect to Seller's sale of the Shares hereunder, Seller and Buyer shall, at the election of Buyer, jointly make all available Section 338(h)(10) Elections in accordance with applicable Tax Laws and as set forth herein. Buyer and Seller agree to report the transfers under this Agreement consistent with the Section 338(h)(10) Elections, and shall take no position contrary thereto unless required to do so by applicable Tax Laws pursuant to a Determination.

     (b)  Buyer shall be responsible for the preparation and filing of all
Section 338 Forms in accordance with applicable Tax Laws and the terms of this Agreement. Seller shall execute and deliver or shall cause to be executed or delivered to Buyer such documents or forms as are reasonably requested and are required by any Tax Laws properly to complete the Section 338 Forms, at least twenty (20) days prior to the date such Section 338 Forms are required to be filed.

     (c) Buyer and Seller agree that they shall use their best efforts to enter into an agreement (the "Allocation Agreement") prior to the Closing Date concerning the computation of the Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations) of the Assets and the allocation of such Aggregate Deemed Sale Price among the Assets. Such Allocation Agreement shall be in accordance with Law. Buyer and Seller shall agree that they shall use their best efforts to revise the Allocation Agreement to the extent necessary to reflect the differences, if any, between the Balance Sheet and the Closing Date Balance Sheet no later than sixty (60) days before the last date on which the Section 338(h)(10) Election may be filed. If, sixty days before the last date on which the Section 338(h)(10) Election may be filed, Buyer and Seller have not adopted or revised the Allocation Agreement as described above, any disputed aspects of the Allocation Agreement or such revision shall be resolved before the last date on which the Section 338(h)(10) Election may be filed by a "big six" accounting firm mutually agreed upon by Buyer and Seller having no material relationship with either Buyer or Seller. The costs, expenses and fees of such accounting firm shall be borne equally by Buyer and Seller, Buyer and Seller agree to act in accordance with the allocations contained in the Allocation Agreement in any relevant Returns or similar filings.

     Section 7.10. Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

     (a) "Determination" means a "determination" as defined by Section 1313(a) of the Code.

     (b) "Income Taxes" means federal, state or local income or franchise taxes or other taxes measured by income and all other taxes reported on Returns which include federal, state, local or foreign income or franchise taxes or other taxes measured by income, together with any interest or penalties imposed with respect thereto.

     (c) "Income Tax Returns" means federal, state, local or foreign Income Tax Returns required to be filed with any U.S. Taxing Authority that include the Company.

     (d)  "IRS" means the Internal Revenue Service.

     (e)  "Other Taxes" means all Taxes which are not Income Taxes.

     (f) "Returns" means returns, reports and forms required to be filed with any Governmental Authority.

     (g) "Section 338 Forms" means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county, or other local Taxing Authority in connection with a Section 338(h)(10) Election. Section 338 Forms shall include any "statement of section 338 election" and United States Internal Revenue Service Form 8023A (together with any schedules or attachments thereto) that are required pursuant to Treas. Reg. Section 1.338-1 or Treas. Reg. Section 1.338(h)(10)-1.

     (h)  "Section 338(h)(10) Election" means an election described in
Section 338(h)(10) of the Code with respect to Seller's sale of the Shares to Buyer pursuant to this Agreement. Section 338(h)(10) Election shall include any corresponding election under any other relevant Tax Laws for which a separate election is permissible with respect to Buyer's acquisition of the Shares from Seller under this Agreement.

     (i) "Tax Benefit" means the tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable or increases tax basis including any interest with respect thereto or interest that would have been payable but for such item.

     (j) "Tax Detriment" means the tax effect of any item of income or other item that increases Taxes paid or payable or decreases tax basis, including any interest with respect thereto or interest that would have been payable but for such item.

     (k) "Taxes" means all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, but not limited to, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise or property taxes, together with any interest or penalties imposed with respect
thereto.      (l)  "Tax Laws" means the Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

     (m) "Taxing Authority" means any Governmental Authority, domestic or foreign, having jurisdiction over the assessment, determination, collection or other imposition of Tax.

                                  Article VIII.
                              Environmental Matters

     Section 8.1. Environmental Liabilities.

     (a) The parties acknowledge that the Mountain View Facility is listed on the National Priorities List and has been the subject of Remediation by Raytheon with oversight by the United States Environmental Protection Agency ("EPA"). Raytheon shall retain all responsibility and liability following Closing, with such consultants and contractors as it may select in its sole discretion, for dealing with EPA and undertaking and completing Remediation of conditions at or originating from the Mountain View Facility which arose prior to the Closing Date or were created by Releases of Hazardous Substances that first occurred prior to the Closing Date, to the extent required by Environmental Law or any Order, taking into consideration the current industrial use of the Mountain View Facility (the "Mountain View Environmental Liabilities"). Raytheon shall retain all rights under insurance policies and all rights to recover from responsible parties with respect to the Mountain View Environmental Liabilities. Raytheon shall bear no responsibility for any conditions which may arise on or after the Closing Date as a result of any Post-Closing Release of Hazardous Substances by Buyer or any third party (except Raytheon's consultants or contractors or any Person acting for, on behalf of or at the direction of Raytheon, including, without limitation, in connection with the performance of the Remediation of the Mountain View Facility ("Raytheon Parties")), provided that any leaking, leaching, migration or similar movement of Hazardous Substances which existed in soil or ground water prior to the Closing Date shall not be considered a Release by Buyer except to the extent such is exacerbated by activities or negligent omissions of Buyer or any third party (other than any Raytheon Parties) on or after the Closing Date.

     (b) In connection with such Remediation of the Mountain View Environmental Liabilities by Raytheon, Raytheon shall conduct all Remediation required by EPA or any other

Governmental Authority with jurisdiction (subject to Raytheon's right to contest any such requirement by appropriate proceedings), and Buyer shall, upon prior written notice, provide Raytheon, its consultants and contractors access to the Mountain View Facility and shall permit them to install, operate and maintain remedial treatment systems and to conduct all other Remediation which Raytheon determines to be necessary or appropriate. Buyer will cause any successor owners of the Facility to afford Raytheon the same rights to access and to conduct Remediation (which access shall only be to the extent necessary to conduct the Remediation and shall terminate upon the completion of the Remediation), and Buyer agrees to record an appropriate acknowledgment of such rights in the Registry of Deeds upon Raytheon's request. Raytheon shall use commercially reasonable efforts not to interfere unreasonably with Buyer's operation of the Company (where reasonableness is determined by the conduct of a reasonably prudent person responsible for both the operations of the business and the conduct of the Remediation) and Raytheon shall indemnify and hold harmless Buyer Indemnified Parties (as defined in Section 11.2) for any damage to the Mountain View Facility and against any liability to third persons to the extent such damage or liability is caused by Raytheon's Remediation; provided, however, as a condition to such indemnity, that upon the request of Raytheon, the Buyer Indemnified Party first assigns, subrogates or otherwise effectively transfers to Raytheon its rights against the Persons causing such damage or liability. Raytheon agrees to reasonably cooperate with the Buyer's reasonable plans for the future use of the Mountain View Facility by relocating or modifying equipment used in connection with the Remediation; provided, however, that Buyer will be responsible for the cost of such relocation or modification.

     (c) In addition to the foregoing, from and after the Closing Date, Raytheon shall indemnify, defend and hold Buyer Indemnified Parties (as defined in Section 11.2) harmless from and against any and all Covered Liabilities asserted against or incurred or suffered by Buyer Indemnified Parties arising out of or related to: (i) environmental conditions first occurring, existing or arising prior to the Closing Date arising out of or resulting from the Release of Hazardous Substances in, on, under, from, or at the Mountain View Facility and any real property formerly (but not currently) owned, operated or leased by the Company or any of its predecessors except to the extent such is exacerbated by activities or negligent omissions of Buyer or any third party (other than any Raytheon Parties) on or after the Closing Date or (ii) the off-site transportation, disposal, recycling, treatment or storage prior to the Closing Date of Hazardous Substances generated by the Company or Raytheon in connection with the Semiconductor Division Business prior to the Closing Date.

     (d)  Notwithstanding the foregoing, nothing contained in this Section
8.1 shall be interpreted to waive any claims which Raytheon may have against Buyer in the absence of this transaction and Raytheon does not indemnify or hold harmless Buyer with respect to any Covered Liabilities for which Buyer would be responsible in the absence of this transaction.

     Section 8.2. Indemnities by Buyer. Buyer shall indemnify and hold harmless Raytheon against all Covered Liabilities asserted against or incurred or suffered by Raytheon arising out of or relating to the Release first occurring on or after the Closing Date of any Hazardous Substance in, on, under or from any portion of a facility owned, operated or leased by the Company after the Closing Date (except in each case from an off-site source and provided that any leaking, leaching, migration or similar movement of Hazardous Substances which existed in soil or ground water prior to the Closing Date shall not be considered a Release by Buyer except to the extent such is exacerbated by activities or negligent omissions of Buyer or anyone other than Raytheon Parties post-Closing on the Company's property); provided, however, that Buyer may, at its election, control the defense and, if required, Remediation in connection with any such Covered Liabilities. Except as set forth in Section 8.1(b), Buyer shall also indemnify and hold harmless Raytheon against (a) all claims and liabilities caused by any refusal by Buyer or successor owners to allow Remediation by Raytheon or any unreasonable interference with the conduct, management or control of Remediation by Raytheon and (b) all claims and liabilities arising from or related in any way to the Remediation by Buyer or any third party, including any Governmental Authority, or additional Remediation required of Raytheon, in connection with or as a result of any changes to the existing use of the Mountain View Facility.

     Section 8.3. Remediation for Releases after Closing. If any Remediation required by Environmental Law with respect to Releases of Hazardous Substances at, on, in or under any portion of the Mountain View Facility is required in part by Releases before the Closing Date and in part by Releases first occurring on or after the Closing Date (provided that any leaking, leaching, migration or similar movement of Hazardous Substances which existed in soil or ground water prior to the Closing Date shall in no event be considered a post-Closing Date Release), the costs for such cleanup or other response shall be divided between Raytheon and Buyer according to their respective degree of responsibility in connection with such Releases. To determine Buyer's portion of the costs for such cleanup or other response, Raytheon shall deliver to Buyer its good faith estimate of the allocation of responsibility. Within 30 days after Raytheon's delivery of such estimate, Buyer shall be entitled to provide notice to Raytheon that it is of the view that Raytheon's allocation of responsibility was not accurate and shall provide Buyer's good faith estimate of the allocation of responsibility in reasonable detail. Thereupon, Raytheon and Buyer shall meet to resolve their differences concerning such allocation. If Raytheon and Buyer cannot agree within 30 days of the date of such notice, such allocation of fault shall be promptly resolved by submitting, at either party's request, such dispute to final and binding arbitration. The Arbitrator shall be a retired Judge from JAMS/End Dispute ("JAMS") selected by the JAMS office in Boston, Massachusetts. The arbitration location shall be decided by the parties jointly, or if no agreement is reached, the arbitration shall be held at a location selected by JAMS. Each party shall bear its own expenses and will share equally in the arbitrator's fees and related expenses, provided that once an arbitration judgment is entered, the prevailing party shall be entitled to recover attorneys' and or expert fees and related costs. The arbitrator will determine what discovery, if any, is appropriate. Judgment on the award rendered by the arbitrator may be entered in a court having
competent jurisdiction.   The judgment awarded by the Arbitrator shall be
final, binding and nonappealable.

     Section 8.4.  OSHA Matters.

     (a) Set forth on Schedule 8.4 hereto is a list of certain conditions and operations observed by Buyer at the Mountain View Facility and separately with respect to each, the sections under the Occupational Safety and Health Act, as amended ("OSHA"), and each of the specific regulations adopted pursuant thereto deemed applicable by Buyer to each such condition or operation. Raytheon has reviewed Schedule 8.4 and considers that no actions are necessary to conform such conditions and operations with the requirements of such sections of OSHA and such regulations as are set forth for each listed item on Schedule 8.4 hereto.

     (b) From and after the date hereof and until Raytheon takes such actions as are required to bring any item listed on Schedule 8.4 hereto into reasonable conformity (to the extent such item was not already in reasonable conformity) with the sections of OSHA and regulations thereunder cited on
Schedule 8.4 hereto, or until such item is in reasonable conformity therewith, Raytheon shall indemnify and hold harmless Buyer and the Company from and against any and all Covered Liabilities (as defined in Section 11.2 hereof), suffered, incurred by or asserted, directly or indirectly, against Buyer or the Company by reason or arising out of an item identified on
Schedule 8.4 hereto not in reasonable conformity with OSHA and the regulations thereunder. Claims for indemnity by Buyer in this Section 8.4 may be asserted until 60 days after the running of the applicable statute of limitations. The indemnity provided pursuant to this paragraph shall be void and of no effect unless Buyer grants Raytheon reasonable access to the Mountain View Facility for purposes of remedying or alleviating any condition or operation listed on Schedule 8.4. Buyer agrees that when requested by Raytheon to acknowledge that a condition or operation specified in Schedule
8.4 has been brought into or is in reasonable conformity with the sections of OSHA and the regulations thereunder specified on Schedule 8.4, it will do so promptly after reasonable inquiry.

     Section 8.5 Wastewater Treatment. Raytheon agrees that, without the prior consent of Buyer (which consent shall be granted at Buyer's discretion), it will not accept or treat pollutants, including wastewater or groundwater, from any property other than the Mountain View Facility except for pollutants from other properties the treatment of which is (i) within the existing capacity of the treatment facilities of the Mountain View Facility and footprint, and (ii) which are either (A) currently being transported for treatment to the Mountain View Facility via existing pipeline, or (B) contemplated to be transported for treatment to the Mountain View Facility from the properties located at 365 and 415 East Middlefield Road along a pipeline routing proposed by Raytheon, provided, however, that, Raytheon shall indemnify and hold harmless Buyer Indemnified Parties for Covered Liabilities suffered, incurred by or asserted, directly or indirectly, against Buyer Indemnified Parties by reason or arising out of such acceptance or treatment of wastewater and groundwater from such other properties; and with respect to clause (ii)(B), within 90 days of the date hereof, Buyer may propose routing the pipeline in a manner convenient to it (subject to a maximum cost of $450,000), and Raytheon will construct at its expense the pipeline in accordance with such routing.

                                  Article IX.
                   Conditions of Buyer's Obligation to Close

     Buyer's obligation to consummate the Stock Purchase shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

     Section 9.1. Representations, Warranties and Covenants of Seller. (a) The representations and warranties of Raytheon and Seller contained in this Agreement (which for purposes of this paragraph shall be read as though none of them contain any Adverse Affect, Change or Effect or other materiality qualifier individually or in the aggregate) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time), except where the failure of the representations and warranties in the aggregate to be true and correct in all respects would not have an Adverse Effect on the Company.

     (b) Raytheon and Seller shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by them hereunder at or prior to the Closing (other than Seller's covenants pursuant to Section 2.2 (a) and (b) hereof with respect to delivery of documents of transfer of the Shares at the Closing, which shall be performed in all respects).

     (c) Buyer shall receive at or prior to the Closing a certificate as to the matters set forth in paragraphs (a) and (b) of this Section 9.1, dated the Closing Date, and validly executed by the President of the Company.

     (d) The Company shall have obtained or there shall be reasonably available to Buyer or the Company title insurance respecting the Mountain View Facility insuring the Company as the owner of record of the Mountain View Facility subject only to Permitted Liens.

     Section 9.2. Filings; Consents; Waiting Periods. All waiting periods applicable under the HSR Act shall have expired or been terminated, and all registrations, filings, applications, notices, consents, approvals (including consents and approvals set forth on Schedule 3.12 hereto pursuant to Section 3.12(d) hereof which are designated as Closing consents), Orders, qualifications and waivers required to be obtained or made as of the Closing Date in order to consummate the transactions contemplated hereby and to transfer the Licenses and Contracts contemplated hereby shall have been filed, made or obtained, except for such registrations, filings, notices, consents, approvals, Orders, qualifications and waivers the lack of which would not reasonably be expected to have an Adverse Effect on the Company.

     Section 9.3. No Injunction. At the Closing Date, there shall be no Order of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of all or any portion of the Stock Purchase, and no Law shall have been enacted by any Governmental Authority which prevents consummation of the Stock Purchase.

     Section 9.4. Seller's Financial Statements. Buyer shall have received from Seller the audited balance sheet of the Semiconductor Division Business as of December 31, 1995 and the audited 1994 and 1995 statements of income and cash flows.

                                  Article X.
                   Conditions to Seller's Obligation to Close

     Seller's obligation to consummate the Stock Purchase is subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

     Section 10.1. Representations, Warranties and Covenants of Buyer. (a) The representations and warranties of Buyer contained in this Agreement (which for purposes of this paragraph shall be read as though none of them contain any Adverse Affect, Change or Effect or other materiality qualifier individually or in the aggregate) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time), except where the failure of the representations and warranties in the aggregate to be true and correct in all respects would not have an Adverse Effect on Buyer or Buyer and its subsidiaries, taken as a whole.

     (b) Buyer shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing.

     (c) Seller shall receive at or prior to the Closing a certificate as to the matters set forth in paragraphs (a) and (b) of this Section 10.1, dated the Closing Date, and validly executed by an executive officer of Buyer on behalf of Buyer.

     Section 10.2. Filings: Consents: Waiting Periods. All waiting periods applicable under the HSR Act shall have expired or been terminated, and all registrations, filings, applications, notices, consents, approvals, Orders, qualifications and waivers required to be obtained or made as of the Closing Date in order to consummate the transactions contemplated hereby shall have been filed, made or obtained, except for such registrations, filings, notices, consents, approvals, Orders, qualifications and waivers the lack of which would not reasonably be expected to have an Adverse Effect on Buyer or Buyer and its subsidiaries, taken as a whole.

     Section 10.3. No Injunction. At the Closing Date, there shall be no Order of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of all or any portion of the Stock Purchase, and no Law shall have been enacted by any Governmental Authority which prevents consummation of the Stock Purchase.

                                  Article XI.
                           Survival: Indemnification

     Section 11.1. Survival Periods. Except as provided in Section 11.4, all representations and warranties contained or made in, or in connection with, this Agreement or in any Schedule, or any certificate, document or other instrument delivered in connection herewith, shall survive the Closing for a period of eighteen months.

     Section 11.2. Indemnification by Seller. From and after the Closing Date, Raytheon shall indemnify and hold harmless Buyer, the Company, their Affiliates, each of their directors, officers, employees and agents, and each of the heirs, executors, successors, transferees and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation liabilities for all reasonable attorneys', accountants', and experts' fees and expenses including those incurred to enforce the terms of this Agreement (collectively, "Covered Liabilities"), suffered, incurred by or asserted, directly or indirectly, against the Buyer Indemnified Parties by reason or arising out of (i) any breach of any representation or warranty, covenant or agreement of Raytheon or Seller contained herein (each of which for purposes of this paragraph shall be read as though none of them contains any Adverse Affect, Change or Effect or other materiality qualifier), or (ii) any Retained Liability; provided, however, that, except for a breach of any representation or warranty in Section 3.15, Raytheon shall not be required to indemnify the Buyer Indemnified Parties with respect to any claim for indemnification pursuant to clause (i) of this Section 11.2 unless and until the aggregate amount of all claims against Raytheon under this Section 11.2 exceeds $1,000,000 and then only to the extent such aggregate amount exceeds such amount, and; provided, further, that, except for a breach of any representation or warranty in Section 3.15, in no event shall Raytheon be required to pay or otherwise be liable for an amount in excess of $40,000,000 with respect to claims made under clause (i) of this Section.

     Section 11.3. Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Raytheon, its Affiliates, each of their directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Raytheon Indemnified Parties") from and against any and all Covered Liabilities suffered, incurred by or asserted, directly or indirectly, against by the Raytheon Indemnified Parties by reason or arising out of (i) any breach of any representation or warranty, covenant or agreement of Buyer contained herein (each of which for purposes of this paragraph shall be read as though none of them contains any Adverse Affect, Change or Effect or other materiality qualifier), or (ii) any Assumed Liability; provided, however, that Buyer shall not be required to indemnify the Raytheon Indemnified Parties with respect to any claim made for indemnification pursuant to clause
(i) of this Section 11.3 unless and until the aggregate amount of all claims against Buyer under this Section 11.3 exceeds $1,000,000 and then only to the extent such aggregate amount exceeds such amount, and; provided, further, that in no event shall

Buyer be required to pay or otherwise be liable for an amount in excess of $40,000,000 with respect to claims made under clause (i) of this Section.

     Section 11.4. Time Limit on Certain Indemnification Claims. Claims by Buyer Indemnified Parties for breaches of the representations and warranties of Raytheon and Seller in Section 3.1 hereof or by Raytheon Indemnified Parties for breaches of the representations and warranties of Buyer in
Section 4.1 hereof in each case relating to corporate formation, may be asserted indefinitely. Claims for breaches of all other representations and warranties in Sections 3.1 and 4.1, and for breaches of representations and warranties in Sections 3.11, 3.15 and 3.16 may be asserted until 60 days after the running of the statutes of limitations applicable to contracts, ERISA, CERCLA and the Code, respectively. Claims for breach of Raytheon's and Seller's representation and warranty in Section 3.4(a) insofar as it relates to the Mountain View Facility (other than with respect to encroachments, as to which Section 5.18 is applicable) shall not survive the Closing, and prior to Closing may be asserted only in accordance with Section 9.1(d) as a condition to Buyer's obligation to consummate the Stock Purchase. Time periods for indemnities provided for in ancillary agreements will be governed by the provisions of such ancillary agreements.

     Section 11.5. Indemnification Procedures. (a) If any indemnified party receives notice of the assertion of any Third-Party Claim with respect to which an indemnifying party is obligated under this Agreement to provide indemnification, such indemnified party shall give such indemnifying party written notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any indemnified party to give notice as provided in this Section 11.5 shall not relieve any indemnifying party of its obligations under this Section 11.5, except to the extent that such indemnifying party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

      (b) An indemnifying party, at such indemnifying party's own expense and through counsel chosen by such indemnifying party (which counsel shall be reasonably acceptable to the indemnified party), may elect to defend any Third-Party Claim. If an indemnifying party elects to defend a Third-Party Claim, then, within ten (10) business days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third-Party claim so requires), such indemnifying party shall notify the indemnified party of its intent to do so, and such indemnified party shall cooperate in the defense of such Third-Party Claim (and pending such notice and assumption of defense, an indemnified party may take such steps to defend against such Third-Party Claim as, in such indemnified party's good-faith judgment, are appropriate to protect its interests). Such indemnifying party shall pay such indemnified party's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such indemnifying party shall keep the indemnified party reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an indemnifying party to an indemnified party of its election to assume the defense of a Third-Party Claim, such indemnifying party shall not be liable to such indemnified party under this Section 11.5 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, however, that such indemnified party shall have the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction ("Separate Counsel"), to represent such indemnified party in any action or group of related actions (which firm or firms shall be reasonably acceptable to the indemnifying party) if, in such indemnified party's reasonable judgment at any time, either a conflict of interest between such indemnified party and such indemnifying party exists in respect of such claim, or there may be defenses available to such indemnified party which are different from or in addition to those available to such indemnifying party and the representation of both parties by the same counsel would be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such indemnifying party (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third-Party Claim (even if against multiple indemnified parties)), and (ii) each of such indemnifying party and such indemnified party shall have the right to conduct its own defense in respect of such claim. If an indemnifying party elects not to defend against a Third-Party Claim, or fails to notify an indemnified party of its election as provided in this Section 11.5 within the period of ten
(10) business days described above, the indemnified party may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); provided, however, that no such indemnified party may compromise or settle any such Third-Party claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the indemnifying party shall not, without the prior written consent of the indemnified party, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Third-Party Claim, or (ii) settle or compromise any Third-Party Claim in any manner that would reasonably be expected to have a material adverse effect on the indemnified party.

     Section 11.6. Certain Limitations. (a) The amount of any Covered Liabilities for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the indemnified party from third parties (including amounts actually recovered under insurance policies, but only to the extent any recovered insurance proceeds exceed costs of collecting such proceeds and premium increases, whether retrospective or prospective, that are certified by the underwriter to result from the claim for such proceeds) with respect to such Covered Liabilities. Any indemnifying party hereunder shall be subrogated to the rights of the indemnified party upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any indemnified party recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an indemnifying party or after an indemnifying party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the indemnified party shall promptly remit to the indemnifying party the excess of (A) the sum of the amount theretofore paid by such indemnifying party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (B) the full amount of such Covered Liabilities.

     (b) Any indemnity payment made under this Agreement shall be treated by Buyer and Seller as an adjustment to the Purchase Price, and Seller and Buyer agree not to take any position inconsistent therewith for any purpose.

     (c) Claims indemnifiable hereunder that are asserted within the periods permitted under Sections 11.1 and 11.4 shall, notwithstanding the passage of time beyond such periods, remain indemnifiable until enforced or compromised and satisfied in favor of, or withdrawn by, the indemnitee. The limitations on liability for indemnification set forth in the proviso clauses of Sections
11.2 and 11.3 shall not apply to any Covered Liability resulting from (i) a breach of representation or warranty contained herein committed with the knowledge of Raytheon or Buyer, as the case may be or (ii) an intentional breach of a covenant within the control of Raytheon or Buyer, as the case may be.

     Section 11.7. Exclusivity of Indemnification. This Article XI shall not limit any right of indemnification for Employee Benefit Matters (for which Article VI is applicable), of indemnification for Tax Matters (for which
Article VII is applicable), of indemnification for Environmental Matters (for which Article VIII is applicable) or of indemnification for intellectual property matters (for which Article V and ancillary agreements are applicable). The limitations contained in this Article XI relate solely to indemnification and nothing contained in this Agreement shall limit in any manner the rights of any party hereto to assert any claim against any other party hereto for breach of any term or condition of this Agreement.

                                 Article XII.
                                  Termination

      Section 12.1. Termination. This Agreement may be terminated at any time prior to the Closing by:

     (a)  The mutual written consent of Raytheon and Buyer; or

     (b) Either Raytheon or Buyer if the Closing has not occurred by the close of business on December 31, 1997 (which date shall be extended until two (2) days after expiration of the notice period under the HSR Act or receipt by each of notice of clearance under the HSR Act), and if the failure to consummate the Stock Purchase on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to Closing.

     (c) Raytheon, provided that neither it nor Seller is then in breach of any of its obligations hereunder, if Buyer fails to perform in any material respect any covenant in this Agreement when performance thereof is due or Buyer shall have breached in any material respect any of the representations or warranties contained in this Agreement and does not cure the failure or breach within thirty (30) business days after Raytheon delivers written notice thereof; or

     (d) Buyer, provided it is not then in breach of any of its obligations hereunder, if Raytheon or Seller fails to perform in any material respect any covenant in this Agreement when performance thereof is due or Raytheon or Seller shall have breached in any material respect any of the representations and warranties contained in this Agreement and does not cure the failure or breach within thirty (30) business days after Buyer delivers written notice thereof.

     Section 12.2. Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Raytheon and Buyer pursuant to Section 12.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5. l(b) and 13.4 hereof shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to Sections 3.8 and 4.3 hereof shall, to the extent practicable, be withdrawn from the agency or other persons to which they were made.

                                 Article XIII.
                                 Miscellaneous

     Section 13.1. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     Section 13.2. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to the choice of law principles thereof. Buyer, Raytheon and Seller consent to and hereby submit to the exclusive jurisdiction of any state or federal court located in the Commonwealth of Massachusetts in connection with any action, suit or proceeding arising out of or relating to this Agreement, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     Section 13.3. Entire Agreement. This Agreement (including agreements incorporated herein) and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

     Section 13.4. Expenses. Except as set forth in this Agreement, whether the Stock Purchase is or is not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that Buyer shall pay all transfer taxes, if any, relating to the transfer of the Shares.

     Section 13.5. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Seller shall be addressed to:

     Raytheon Company
     141 Spring Street
     Lexington, Massachusetts 02173
     Attention:  Dr. Phillip W. Cheney, Vice President and Group Executive
                R. Joseph D'Avignon, Esq., Assistant General Counsel Telecopy No: (617) 860-2626

with a copy to:

     Sullivan & Worcester LLP
     One Post Office Square
     Boston, Massachusetts 02109
     Attention:  Harvey E. Bines, Esq.
     Telecopy No: (617) 338-2880

or at such other address and to the attention of such other Person as Seller may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

     Fairchild Semiconductor Corporation
     333 Western Avenue, M.S. 01-00
     South Portland, Maine 04106
     Attention: Mr. Joseph R. Martin, Executive Vice President and Chief Financial Officer
        Daniel E. Boxer, Esq., Executive Vice President and General Counsel Telecopy No. (207) 761-6020

with a copy to:

     Dechert Price & Rhoads
     4000 Bell Atlantic Tower
     1717 Arch Street
     Philadelphia, Pennsylvania 19103
     Attention:  G. Daniel O'Donnell, Esq.
     Telecopy No. (215) 994-2222
or at such other address and to the attention of such other Person as Buyer may designate by written notice to Seller.

     Section 13.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto, except that (i) Buyer may assign its rights hereunder as collateral security to any bona fide financial institution engaged in acquisition financing in the ordinary course providing financing to consummate the transactions contemplated hereby or any bona fide financial institution engaged in acquisition financing in the ordinary course through which such financing is refunded, replaced or refinanced and any of the foregoing financial institutions may assign such rights in connection with a sale of Buyer or the Company in the form then being conducted by Buyer substantially as an entirety, (ii) Seller, Buyer and the Company each may assign its rights and obligations under this Agreement to any Entity that succeeds to substantially all of its assets and liabilities and (iii) the Company (and any subsequent owner of the Mountain View Facility) may assign its rights under clauses (a), (b) and (c) of
Section 8.1, insofar as they relate to the Mountain View Facility, to any transferee of the Mountain View Facility.

     Section 13.7. Headings: Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

     Section 13.8. Amendment. This Agreement may not be amended, modified, superseded, canceled, renewed or extended except by a written instrument signed by the party to be charged therewith.

     Section 13.9. Waiver; Effect of Waiver. No provision of this Agreement may be waived except by a written instrument signed by the party waiving compliance. No waiver by any party hereto of any of the requirements hereof or of any of such party's rights hereunder shall release the other parties from full performance of their remaining obligations stated herein. No failure to exercise or delay in exercising on the part of any party hereto any right, power or privilege of such party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such party.

     Section 13.10. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall (i) confer on any Person other than the parties hereto and their respective successors or assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (ii) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

      Section 13.11. Interpretation; Absence of Presumption. (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof" "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement means "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, and (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days.

     (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     (c) For the purposes of this Agreement, a "subsidiary" of a Person means any corporation more than 50% of whose outstanding voting securities are directly or indirectly owned by such other Person.

     Section 13.12. Arbitration. In the event a dispute arises under this Agreement, the parties agree, at either's request, to submit such dispute to final and binding arbitration by a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitration location shall be decided by the parties jointly or, if no agreement is reached, the arbitration shall be held in Boston, Massachusetts.
 Each party shall bear its own expenses and will share equally in arbitrator's fees and related expenses provided that once an arbitration judgment is entered, the prevailing party shall be entitled to recover attorneys' and/or expert fees and related costs as damages. The arbitrator will determine what discovery, if any, is appropriate. Judgment on the award rendered by the arbitrator may be entered in a court having competent jurisdiction. In no event will any award include consequential, exemplary, multiple or punitive damages notwithstanding any Law entitling a party to claim such.

     Section 13.13. Specific Performance. The parties hereto each acknowledge that, in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

     Section 13.14. Remedies Cumulative. Except as otherwise provided in
Article 11, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. Notwithstanding the foregoing, however, no party hereto shall be liable for and no remedy under this Agreement or at law or in equity shall include, provide for or permit the payment of multiple, exemplary, punitive or consequential damages or any equitable equivalent thereof or substitute therefor, and the burden shall be on the party claiming loss to show actual loss in the amount claimed.

           [The remainder of this page has been intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the date first written above.

                                        RAYTHEON COMPANY



                                        By/s/ David S. Dwelley
                                          ----------------------
                                           David S. Dwelley
                                           Vice President - Strategic
                                           Business Development



                                        THORNWOOD TRUST



                                        By /s/ David S. Dwelley
                                          ----------------------
                                          David S. Dwelley


                                         FAIRCHILD SEMICONDUCTOR
                                     CORPORATION



                                        By   /s/ Joseph R. Martin
                                          ----------------------
                                              Joseph R. Martin
                                              Executive Vice President and
                                              Chief Financial Officer

                        List of Omitted Schedules and Exhibits
                (This list is not a part of the Acquisition Agreement)


Schedule I          Real Property Interests

Schedule II         List of Executive Personnel

Schedule 2.4(i)     Target Balance Sheet

Schedule 3.1(b)     Incorporation and Authorization; Material Restrictions

Schedule 3.2        Financial Statements

Schedule 3.5(a)     Intellectual Property (Owned)

Schedule 3.5(b)     Intellectual Property (Licensed to Semiconductor)

Schedule 3.5(c)     Intellectual Property (Licensed to Third Parties)

Schedule 3.5(d)     Intellectual Property (Infringement Claims)

Schedule 3.7        Litigation

Schedule 3.8        Licenses

Schedule 3.9        Labor Agreements

Schedule 3.10(i)    Compliance with Law

Schedule 3.10(ii)   Material Licenses

Schedule 3.11(i)    "Parachute Payments"

Schedule 3.12(a)    Material Contracts (Employment and Consulting Agreements)

Schedule 3.12(b)    Material Contracts (Distributor and Manufacturer Contracts)

Schedule 3.12(c)    Joint Venture Agreements

Schedule 3.12(d)    Material Contracts (Material Contracts Requiring Consent)

Schedule 3.12(e)    Material Contracts (Notes, Mortgages, Indentures)

Schedule 3.12(f)    Material Contracts (Purchases of Goods and Services)

Schedule 3.12(g)    Material Contracts (Sale of Goods and Services)

Schedule 3.12(h)    Material Contracts (Other Contracts)

Schedule 3.12 Material Contracts (Contracts with Raytheon or Affiliates of Raytheon)

Schedule 3.15(a)(i) Environmental Matters (Licenses)

Schedule 3.15(a)(ii) Environmental Matters (Compliance with Law)

Schedule 3.15(a)(iii) Environmental Matters (Notices)

Schedule 3.15(b)(i)   Environmental Matters (Management of Hazardous Substances)

Schedule 3.15(b)(ii)  Environmental Matters (Listing on Government lists)

Schedule 3.15(b)(iii) Environmental Matters (Underground Storage Tanks)

Schedule 3.15(b)(iv)  Environmental Matters (Releases of Hazardous
                      Substances)

Schedule 3.16         Tax Matters

Schedule 5.4          Conduct of Business

Schedule 6.1(a)       List of Employees

Schedule 6.5(a)       Description of Incentive Plans

Schedule 8.4          OSHA Matters



Exhibit 5.15          Form of Transition Services Agreement